As filed with the U.S. Securities and Exchange Commission on February 11, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Mill City Ventures III, Ltd.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	6153	90-0316551
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

1907 Wayzata Boulevard, Suite 205

Wayzata, MN 55391

Telephone: (952) 479-1923

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of registrant’s principal executive offices)

Douglas M. Polinsky

Chief Executive Officer

1907 Wayzata Boulevard, Suite 205

Wayzata, MN 55391

Telephone: (952) 479-1923

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul D. Chestovich, Esq. 1800 Goodrich Avenue Saint Paul, MN 55105	Bradley Pederson, Esq. Maslon LLP 3300 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☒	Accelerated filer ☐ Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated February 11, 2022

PRELIMINARY PROSPECTUS

A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. Information contained herein is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective.

Mill City Ventures III, Ltd.

2,697,603 Warrants to Purchase Common Stock and

2,697,603 Shares of Common Stock Underlying Warrants

Mill City Ventures III, Ltd. is a non-bank lending and specialty finance to companies and individuals on both a secured and unsecured basis.

This prospectus relates to our issuance of 2,697,603 warrants as a dividend to holders of our common stock, which we refer as the warrants, and to our issuance of shares of common stock of Mill City Ventures III, Ltd. from time to time upon the exercise of those warrants.

Our common stock is quoted on the over-the-counter market (OTC Markets, OTCQB) under the symbol “MCVT.” On February 10, 2022, the last reported sale price of our common stock on the OTC Markets was $2.75 per share. We intend to apply to have our warrants listed for trading on the OTC Markets, and expect that the warrants will trade under the symbol “MCVT.WS.”

The warrants will be issued by us pursuant to a warrant agreement between us and Pacific Stock Transfer & Trust Co., as warrant agent, but only upon the effectiveness of the registration statement of which this prospectus is a part. Each warrant entitles the holder to purchase from us one share of our common stock at an exercise price of $4.00 per share, subject to customary adjustments. The warrants will not be issued until the registration statement is declared effective, and the warrants will not be exercisable unless such registration statement remains effective. The warrant agreement provides that the warrants will expire on the five-year anniversary date of their issuance, or                         , 2027. In addition, and if earlier, the warrants will be redeemable by us, at our option, at 5:00 pm, Minneapolis time, no earlier than the 30th day after we provide notice of our intent to call and redeem the warrants at the price of $0.01 per warrant. Our right to so call and redeem the warrants is contingent on the price of our common stock being listed at $5.00 or higher for ten consecutive trading days. Any warrants not exercised on or before their expiration or their termination upon redemption will become invalid, and the holders thereof will have no rights to acquire our common stock pursuant to the warrants.

We will receive proceeds, before expenses, of $4.00 for each warrant exercised, or an aggregate of $10,790,412 if all of the warrants are exercised. The amount of proceeds we receive will be less than that amount if fewer than all of the warrants are exercised.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 for a discussion of information that should be considered in connection with an investment in our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2022

We are responsible for the information contained in this prospectus. We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. Before investing, you should read this entire prospectus carefully, including the information under “Risk Factors” and our financial statements and the related notes included elsewhere in this prospectus.

Unless otherwise stated in this prospectus or the context otherwise requires, references to “we,” “us,” “our,” “company” or “our company” are to Mill City Ventures III, Ltd., and references to “common stock” are to our common stock.

Our Company

Mill City Ventures III, Ltd. was incorporated in the State of Minnesota on January 10, 2006. We provide non-bank lending and specialty finance to companies and individuals on both a secured and unsecured basis. The significant majority by dollar amount of loans we provide typically have maturities that range from nine to 12 months and may involve a pledge of collateral or, in the case of loans made to companies, personal guarantees by the principals of the borrower. Our loans may be made for real estate acquisitions, renovation and sale, other real estate projects, title loans, cash inventory needs, receivables financing (e.g., factoring or similar), inventory financing, or for other purposes. We intend to remain opportunistic, however, and may engage in transactions that involve other rights (such as stock, warrants or other equity-linked investments) or that are structured differently or uniquely. Our business objective is to generate revenues from the interest and fees we charge, and capital appreciation from any related investments we make.

Our principal sources of income are interest, dividends and other fees associated with lending such as origination fees, closing fees or exit fees. We may also receive reimbursement of legal costs associated with loan documentation. Our statement of operations reflect increases and decreases in the carrying value of our asset and investments (i.e., unrealized appreciation and depreciation). Our principal expenses relate to operating expenses, the largest components of which are generally professional fees, payroll, occupancy, and insurance expenses.

From our inception until December 13, 2012, we were a development-stage company involved in the gaming and entertainment industry. In 2013, we elected to become a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”). We operated as a BDC until we withdrew our BDC election on December 27, 2019, after having obtained the approval of our shareholders for that withdrawal. Since that time, we have engaged in our current business. To avoid again becoming subject to regulation under the 1940 Act, we generally seek to structure our transactions so they do not constitute “investment securities” for purposes of federal securities law, and we monitor our holdings as a whole to ensure that no more than 40% of our total assets may consist of investment securities.

Experience and Competitive Strengths

The market for specialty finance is competitive, largely as a result of the participation of various types of professionally managed pooled investment funds such as private equity funds, debt and mezzanine-debt funds, and other types of professional finance companies seeking the high returns that are possible in specialty finance and hard-money lending.

Nevertheless, we believe we are well positioned to compete successfully in this market because of our entrepreneurial, creative and flexible approach to specialty finance opportunities, and our management’s experience in entrepreneurial ventures and finance.

Throughout our history and in particular after ceasing to be a BDC, we have approached investment opportunities flexibly and creatively in terms of transactional structures and terms. In part, we are able to be flexible and creative because we are not subject to many of the regulatory limitations that govern our other more traditional or institutional competitors. Those competitors are often subject to limitations on the type transactions they undertake, the amount that may be invested in a specific transaction or a particular type of transaction, the markets in they operate, the maturity or time horizon of their investment, uses of proceeds, or otherwise. These limitations are often imposed by the agreements and documents governing the pooled investment vehicles, or otherwise self-imposed in order to facilitate the investment vetting and diligence process, and the documentation and structuring process. More rarely, these limitations may arise from governing regulations or interpretations thereof. For our part, we believe that approaching investment opportunities flexibly expands our overall transactional opportunities, diversifies our risk by avoiding dependence in any material way on a particular borrower, type of transaction, or market or industry niche, and permits us to avail ourselves of the maximum number of relationships from which we source investment opportunities. Moreover, we believe that this flexible approach to structuring our transactions and investments will facilitate the development of positive long-term relationships with our borrowers.

We believe that the only significant limitation on our ability to flexibly structure transactions arises from our desire to remain outside the regulation of the 1940 Act. In order to meet this goal, we intend and aim to structure the vast majority of our transactions (by dollar amount) in ways such that they are not properly considered “investment securities” under federal securities laws, including the 1940 Act.

For our investors, the freedom afforded to us through the lack of substantive regulation governing the types of transactions we enter into and our methods of operation permits us to allocate our resources, at any given point in time, to those types of transactions that we believe may lead to the highest risk-adjusted returns or the steadiest stream of such returns.

Our management team and board of directors has significant experience in a variety of entrepreneurial ventures, including service as management and directors for small and large public companies, private businesses, start-up and development-stage businesses, and the securities and finance industries. As a result of this diverse general experience and particular experience in transactional finance, we believe we are able to manage the evaluation and due-diligence process involved in our investment opportunities swiftly and efficiently, by collaborating with our professional advisers and focusing on high-level and material issues.

Investment Process

We have identified several criteria that we believe are generally important guidelines for us to meet our financial objectives. These criteria are, however, only general guidelines for our investment decisions and, in the case of some transactions in which we invest, fewer than all—or even none—of these criteria will be met.

•	Existing Liquidity Source. Because the majority of our transactions involve short-term maturities, we typically seek to identify a liquidity source for the borrower to repay us. Examples of sources of potential liquidity may include accounts receivable, another valuable asset, a pending payment such as a tax refund, a litigation judgment or a settlement payment, that is reasonably expected to pay out prior to the maturity of the credit we provide.

•	Collateral Value. We will often, but not always, seek to collateralize the obligations owing to us. Our ability to identify valuable collateral is a significant factor in our credit analysis and determination of the attractiveness of a potential transaction. This analysis will often involve legal counsel, both to assist in the identification of potential collateral assets, and to better understand the ease with a security interest in the collateral may be granted, perfected and, if necessary, foreclosed upon and the relevant jurisdiction(s) involved.

•	Experienced and Capable Management. In transactions involving business borrowers, we seek businesses that have an experienced, knowledgeable and capable management team.

•	Competitive Position. In transactions involving business borrowers, we will seek to invest in transactions with businesses that have developed, or appear poised to develop, a strong competitive position within their respective industry sector or niche.

•	Cash Flow. In transactions involving business borrowers, we will seek to invest in businesses that are profitable or nearly profitable on an operating cash flow basis, principally so that the business’ operating cash flow may serve as another source of liquidity from which we may ultimately be repaid.

If we believe a potential transaction generally meets the characteristics described above or if we otherwise determine that a potential transaction may be desirable, we may perform a more rigorous due-diligence examination of the prospective borrower, the likely source or sources of liquidity for their repayment to us, and other aspects of the borrower or its assets (e.g., assets of the borrower that may serve as collateral security for the obligations that may be owing to us). Our due-diligence examination for each transaction will necessarily be unique and tailored to the specific transaction, but will generally be undertaken in light of the following facts and circumstances:

•	our familiarity with the borrower (or, in the case of a business borrower, our familiarity with management or other persons such as directors involved with the borrower);

•	in the case of a business borrower, our review and assessment of the potential borrower’s financing history, as well as the likely need for additional financings after our transaction;

•	the industry in which the borrower operates, our knowledge and familiarity with that industry, our assessment of the complexity of the business, any regulatory matters or other unique aspects presenting special risks, and the competitive landscape faced by the borrower;

•	the amount of potential dollars involved in the potential transaction;

•	where the borrower is located;

•	whether we might have been involved with a transaction of the same or similar kind before;

•	the ease with which we can evaluate the borrower’s source or sources of liquidity;

•	the ease with which we can apprehend the process involved with taking collateral security in some or all of the borrower’s assets; and

•	the ease with which we could realize on that collateral if repayment were not otherwise forthcoming.

The assessments described above outlines our general approach to our investment decisions, although not all of such activities will be followed in each instance, or some may be stressed moreso than others depending on the facts and circumstances involved in a specific situation. Upon successful completion of this preliminary evaluation, we will typically (1) evaluate our own regulatory concerns (i.e., to what extent the potential transaction may properly be considered an investment in an “investment security” for purposes of the 1940 Act and, if necessary, consider alternative structures to alleviate any risks to our us relating thereto), and (2) decide whether to move forward towards negotiating a letter of intent and, thereafter, definitive documentation for our transaction. Depending on timing, we may not use a letter of intent and will instead proceed directly to definitive documentation.

Corporate Information

Our executive offices are located at 1907 Wayzata Boulevard, Suite 205, Wayzata, Minnesota 55391, and our telephone number is: (952) 479-1923. Our corporate website address is www.millcityventures3.com. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus. You should not rely on any such information in making your decision whether to invest in our securities.

The Offering

In making your decision on whether to invest in our securities, you should consider not only the backgrounds of the members of our management team, but also the special risks we face in our business. You should carefully consider these and the other risks summarized in the section of this prospectus entitled “Risk Factors.”

Securities offered

This prospectus relates to our offering of:

•     Warrants to purchase shares of our common stock, with each warrant entitling its holder to purchase one share of common stock; and

•     The shares of our common stock issuable upon exercise of the warrants.

Listing symbols

We intend to apply to have the warrants quoted for trading on the OTC Markets (OTCQB) under the symbol MCVT.WS.

Our common stock is already quoted for trading on the OTC Markets (OTCQB) under the symbol MCVT.

Trading commencement

We anticipate that the warrants will be issued, and will begin trading under the MCVT.WS symbol, on or promptly after the date of this prospectus, subject to our having filed a contemporaneous Form 8-A registration statement registering the warrants under the Exchange Act. As explained elsewhere in this prospectus, the warrants will be issued as a dividend to our shareholders on a record date that is to be determined. No fractional warrants will be issued.

Securities outstanding

Prior to this offering, there were:

•     No warrants outstanding; and

•     10,790,413 shares of common stock outstanding.

Immediately after this offering and upon the issuance of the warrants (anticipated to be issued as a dividend in the amount of one whole warrant for every four whole shares of common stock owned as of the applicable record date), there will be:

•     2,697,603 warrants outstanding (with an equal number of shares of common stock issuable upon exercise thereof); and

•     10,790,413 shares of common stock outstanding.

Exercise of warrants

Each warrant offered in this offering is exercisable to purchase one share of our common stock. No fractional warrants will be issued in our dividend to shareholders, and only whole warrants will trade.

The exercise price of each warrant is $4.00 per whole share, subject to adjustment as described herein.

Both the exercise price per share of common stock and the number of shares purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of certain events specified in the warrant agreement.

Exercise period

The warrants will be issued only after the registration statement of which this prospectus is a part shall have been declared effective, and will become exercisable 30 days after issuance, subject to the conditions that:

•     such registration statement remains effective under the Securities Act;

•     a current prospectus relating to the warrants and the shares of common stock issuable upon their exercise is available; and

•      such securities are registered, qualified or exempt from registration or qualification under the securities laws of the state of residence of the holder.

The warrants will be exercisable for a period five years after their issuance. The warrants will expire by their terms on the five-year anniversary date of their issuance, or                       , 2027.

In addition, and if earlier, the warrants will be redeemable by us, at our option, at 5:00 pm, Minneapolis time, no earlier than the 30th day after we provide notice of our intent to call and redeem the warrants at the price of $0.01 per warrant. Our right to so call and redeem the warrants is contingent on the price of our common stock being listed at $5.00 or higher for ten consecutive trading days.

Any warrants not exercised on or before their expiration or their termination upon redemption will become invalid, and the holders thereof will have no rights to acquire our common stock pursuant to the warrants..

Voting

Warrants will not entitle their holders to vote on any matters submitted to a vote of our shareholders. Each share of our common stock issued upon exercise of a warrant will, however, entitle its holder to one vote on all matters submitted to a vote of our shareholders.

Conditions to completing offering

This offering will not commence, and no warrants will be issued as a dividend to our shareholders, unless and until:

•      the registration statement of which this prospectus is a part shall have been declared effective by the SEC; and

•      we enter into the warrant agreement with our warrant agent, Pacific Stock Transfer Co.

Warrant Agent	Pacific Stock Transfer Co. will serve as our warrant agent for the warrants, pursuant to the warrant agreement entered into in connection with the issuance of the warrants.

Recent Developments

On January 3, 2022, we entered into a Loan and Security Agreement (the “Loan Agreement”) with Eastman Investment, Inc., a Nevada corporation, and Lyle A. Berman, as trustee of the Lyle A. Berman Revocable Trust (collectively, the “Lenders”). Under the Loan Agreement, the Lenders made available to us a $5 million revolving line of credit for us to use in the ordinary course of our short-term specialty finance business. Amounts drawn under the Loan Agreement will accrue interest at the per annum rate of 8%, and all our obligations under the Loan Agreement are secured by a grant of a collateral security interest in substantially all of our assets.

Each Lender is obligated to furnish only one-half of the aggregate $5 million available under the Loan Agreement. The Loan Agreement has a five-year term ending on January 3, 2027, at which time all amounts owing under the Loan Agreement will become due and payable; subject, however, to each Lender’s right to terminate the Loan Agreement, solely with respect to such Lender’s obligation to provide further credit, at any time after January 3, 2023. In the event that a Lender terminates its lending obligations, the Loan Agreement requires that we repay such Lender, prior to the five-year maturity date, with the proceeds derived from specified investments.

The Loan Agreement provides for us to pay a quarterly unused commitment fee equal to one-quarter of one percent of the amount of credit available but unused under the Loan Agreement, and requires us to pay such fee in the form of shares of our common stock based on our net asset value per share on the last day of the applicable fiscal quarter. The Loan Agreement grants the Lenders piggyback registration rights subject to customary terms, conditions and exceptions.

The Loan Agreement contains other provisions, such as representations, warranties, terms and conditions, that are customary for revolving credit facilities. Promissory notes, evidencing amounts owing under the Loan Agreement and conforming to the terms and conditions of the Loan Agreement, were also executed by us and delivered to the Lenders as contemplated under the Loan Agreement.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the risks described below, together with the other information contained in this prospectus, before making a decision to invest in our securities. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment.

RISKS RELATING TO OUR COMPANY

We have little operating history upon which to evaluate our current business.

We withdrew our election to be treated as a BDC under the 1940 Act at the end of 2019, and during the two years since that time have refocused our business on providing short-term specialty finance to private businesses, small-cap public companies and high-net-worth individuals. The financial results included in this report relate to our business operations as a BDC during fiscal 2019 (a business in which we are no longer engaged), our new short-term specialty finance business operations during fiscal 2020, and the interim period thereafter ended September 30, 2021. Our audited financial statements for the fiscal year ended December 31, 2021, are not included as they have not yet been completed. Given that our current business has been developed and pursued over the two years prior to this prospectus, and the comparative prior-year financials included in this prospectus reflect, in part, the results of operations for a different business, investors have little means to evaluate the likelihood of our future success.

We may need to raise additional capital to fund our operations, and such capital may not be available to us in sufficient amounts or on acceptable terms.

For the time being, management believes that our current cash is sufficient to continue operations for the foreseeable future, and has no potential or actual plans to seek additional financing. Nevertheless, various future developments may cause us to seek or require additional financing. For instance, we may determine to seek additional financing to avail ourselves of additional opportunities to provide specialty finance solutions to borrowers. Alternatively, we may seek additional financing in the event that a material portion of our investments default, leaving us with little means to pay for our operations and continue making investments.

In any event, additional financing could be sought from a number of sources, including but not limited to additional sales of equity or debt securities, or loans from financial institutions or our affiliates. We cannot, however, be certain that any such financing will be available on terms favorable or acceptable to us if at all. If additional funds are raised by the issuance of our equity securities, such as through the issuance of stock, convertible securities, or the issuance and exercise of warrants, then the ownership interest of our existing shareholders will be diluted. If additional funds are raised by the issuance of debt or other equity instruments, we may become subject to certain operational limitations, and such securities may have rights senior to the rights of our common shareholders. If adequate funds are not available on acceptable terms, we may be unable to consummate acquisitions or investments desired by our management and board.

Our search for and ability to consummate specialty finance investment opportunities may be materially and adversely affected by COVID-19.

The global spread of the strain of coronavirus known as COVID-19 and its variants, declared a global pandemic by the World Health Organization on March 11, 2020, has resulted in governmental impositions of mandatory closures, quarantines and other restrictions on, or advisories with respect to, travel, business operations and public gatherings or interactions. It is unclear whether the pandemic may significantly worsen during the upcoming months, which may result in further restrictions on business, travel, and other activities.

The COVID-19 pandemic has adversely affected the domestic and global economies and financial markets, and the business of our potential borrowers could be materially and adversely affected, decreasing our appetite to consummate transactions that we might have otherwise concluded were attractive. Furthermore, we may be unable to complete an investment if continued concerns relating to COVID-19 continue to restrict travel, limit the ability to have meetings or access a potential borrower’s personnel. The extent to which COVID-19 impacts our search for new investment opportunities will depend on future developments, which are highly uncertain and cannot be predicted. If the disruptions posed by COVID-19 or other matters of domestic or global concern continue for an extensive period of time, our ability to consummate investments, or the operations of our potential and actual borrowers, may be materially adversely affected. Of course, materially adverse effects upon the operations of our actual borrowers could impair their ability to pay us all of the amounts owing to us, or to pay us in a timely manner.

Finally, our ability to consummate additional transactions may be dependent on our ability to raise equity and debt financing. This ability may be impacted by COVID-19 and other events, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all. Overall, the COVID-19 pandemic may generally have the effect of heightening many of the other risks described in this “Risk Factors” section by increasing their likelihood or amplifying their magnitude.

Changes in laws or regulations, or a failure to comply with laws and regulations, may adversely affect our business, including our results of operations and ultimately the price of our publicly traded securities.

We are subject to various local, state and federal laws and regulations. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and manner of application or enforcement may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to negotiate and complete our initial business combination, and results of operations. Any of these outcomes would likely adversely affect the trading price of our publicly traded securities.

Although we have identified general guidelines that we believe are important in evaluating prospective investment opportunities, we may enter into transactions with borrowers that do not meet such guidelines, increasing the risk that the price of our publicly traded securities could be volatile.

Although we have identified general guidelines for evaluating prospective investment opportunities, it is possible that a borrower with which we enter into a transaction will not have all, or any, of the attributes outlined in those guidelines. If we complete transactions with borrowers that do not meet some or any of these guidelines, it is possible that such an investment may not be as successful as an alternative opportunity that were to satisfy some or all of those guidelines. Investments that do not perform as well as imagined, or as well as they otherwise might have, in combination with the public knowledge that we may stray, or have strayed, from strict implementation of our investment guidelines, could affect the volatility of the trading price of our publicly traded securities.

We may provide specialty finance solutions to early-stage companies, financially unstable businesses, or a borrower lacking an established record of revenue or earnings, which could adversely affect the price of our publicly traded securities.

While we believe that being entrepreneurial in our approach to specialty finance is a strength, we may complete investments with an early-stage company, a financially unstable business or an entity lacking an established record of revenues, cash flows or earnings. These kinds of transactions present numerous risks associated with investing in a business without a proven business model and with limited historical financial data, volatile revenues, cash flows or earnings and difficulties in obtaining and retaining key personnel. Although our management endeavors to evaluate the risks inherent in each particular investment we consider and make, we may not be able to properly ascertain or assess all of the significant risk factors and we may not have adequate time to complete a full evaluation of those risks. Furthermore, some of these risks may be outside of our control and leave us with no ability to control or reduce the chances that those risks will adversely impact a target business. The manifestation of any of these risks could adversely affect the trading price of our publicly traded securities.

Many of our specialty finance investment transactions involve borrowers about which little, if any, information is publicly available, which may impair our ability to identify borrowers able to repay our loans and adversely affect the price of our publicly traded securities.

In pursuing our business, we often interact with a privately held companies about which very little public information exists. As a result, we are often required to make our investment decision on the basis of limited information, nearly all of which is obtained from the business itself, which may result in our consummating an investment with a borrower that is not as solvent or profitable as we suspected, if at all. These risks could affect our results of operations and, ultimately, the trading price of our publicly traded securities.

If we are deemed to be an investment company under the 1940 Act, we may be required to institute burdensome compliance requirements and our activities may be restricted. In such an event, our business would likely be materially and adversely affected.

If we are deemed to be an investment company under the 1940 Act, then our activities may be restricted, including:

•	restrictions on the nature of our investments;

•	restrictions on the issuance of securities;

•	a requirement to register as an investment company;

•	adoption of a specific form of corporate structure and changes in corporate governance;

•	the hiring of a chief compliance officer, and adoption and implementation of various policies and requirements;

•	additional reporting, record-keeping, voting, proxy and disclosure requirements, together with other rules and regulations.

In order not to be regulated as an investment company under the 1940 Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of “investment securities” and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We do not believe that our principal activities will subject us to the 1940 Act. To this end, we hold reserve un-invested assets in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the 1940 Act, which invest only in direct U.S. government treasury obligations. Furthermore, we monitor our investment holdings as a whole to ensure that investments and other holdings which may be considered “investment securities” do not comprise more than 40% of our total assets. We undertake this analysis (1) on a quarterly basis and in connection with the review and preparation of our financial statements filed as part of our quarterly and annual reports with the SEC, and (2) at other times when we are considering how to structure a new transaction that is of a significant size—with “significance” largely based on the outcome of our most recent quarterly review. This review is generally undertaken by our Chief Financial Officer and may involve outside legal counsel, in particular in a case where we are considering the structure of a potential new transaction.

If, however, we do not invest as discussed above or are otherwise unsuccessful in ensuring that no more than 40% of our total assets consist of “investment securities,” then we may be deemed to be subject to the 1940 Act. If that were to be the case, compliance with the additional regulatory burdens imposed under the 1940 Act would require additional expenses for which we have not allotted funds, and would surely hinder our ability to operate as profitably as we have since the withdrawal of our BDC election. This outcome would of course adversely affect the trading price of our publicly traded securities.

We may engage in transactions with businesses that may be affiliated with our officers, directors or significant shareholders, and which may involve actual or potential conflicts of interest.

We may decide to make investments in one or more businesses affiliated with our officers, directors or significant shareholders. Such investment opportunities may compete with other opportunities for our investment dollars. Although we are not specifically focusing on, or targeting, any particular transaction with any affiliates or affiliated entities, we would pursue such a transaction if we determined that such an affiliated investment were attractive from a risk-adjusted return perspective, and such transaction were approved by a majority of our independent and disinterested directors. Any such activity would involve actual or potential conflicts of interest. Although we are confident that we can navigate these conflicts consistent with best practices and applicable law, the existence or appearance of such conflicts of interest could make our publicly traded securities less attractive and thereby reduce their trading prices.

A limited number of shareholders control substantially all of our voting stock and, as a result, control the election of our board of directors. As a result, these shareholders may exert an influence on actions requiring a shareholder vote, potentially in a manner that you do not support.

Five shareholders own shares representing approximately 63.42% of our issued and outstanding common stock, assuming they do not purchase any common stock offered hereby through the exercise of the warrants. As a result, investors in our warrants or purchasers of our common stock pursuant to the exercise of our warrants cannot reasonably expect to have any influence over the election of our directors or other matters submitted to a vote of our shareholders. Instead, our existing significant shareholders will exert a substantial influence on the election of our directors and any actions requiring or otherwise put to a shareholder vote, potentially in a manner that you do not support. Examples of such voting matters, apart from the election of our directors, includes amendments to our articles of incorporation, bylaws, and approval of major corporate transactions. Moreover, if our existing significant shareholders purchase additional shares of common stock offered hereby pursuant to the exercise of warrants issued to them (or if they were to purchase additional shares of common stock in the secondary market or in privately negotiated transactions), this would serve to increase the influence they exercise over our affairs. The relatively concentrated amount of control over our affairs held by a relatively few number of significant investors could serve to reduce the attractiveness or liquidity of our common stock and warrants, and thereby depress their trading prices.

Our ability to identify and consummate investment opportunities, and any need we may have for additional capital, will almost certainly be affected by general economic conditions.

General economic conditions will almost certainly impact our ability to (i) identify and pursue and consummate investment opportunities, and (ii) if necessary, seek and obtain additional financing on terms acceptable or favorable to us, if at all. Therefore, a deterioration in general economic conditions may adversely affect our business or slow the growth of our business.

We are highly dependent on the services provided by certain executives and key personnel.

Our success depends in significant part upon the continued service of our senior management personnel. In particular, we are materially dependent upon the services of Douglas M. Polinsky, our Chief Executive Officer and Chairman, and Joseph A. Geraci, II, our Chief Financial Officer and a director of our company. Although we currently have employment agreements with these individuals, these agreements will not necessarily prevent the departure of these executives, whether due to death, disability, retirement or otherwise. Any loss of the services provided by these executives would likely have a material and adverse effect on our operations and ability to execute our business plans.

Our articles of incorporation grant our board of directors the power to designate and issue additional shares and classes of common and preferred stock.

Our authorized capital consists of 250,000,000 shares of capital stock. Pursuant to authority granted by our articles of incorporation, our board of directors, without any action by our shareholders, may designate and issue shares in such classes or series (including other classes or series of preferred stock) as it deems appropriate, and may establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of new classes or series of stock that may be so designated and issued could be superior to the rights of holders of our common shares. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of our common stock. Furthermore, any issuances of additional stock—common or preferred—will dilute the ownership interest of then-current holders of our common stock and may dilute our book value per share.

RISKS RELATING TO OUR OFFERING

You will not be permitted to exercise your warrants unless we register and qualify the issuance of the underlying shares of common stock under applicable state securities laws or an exemption is available. We are under no obligation to register or qualify such common stock under such laws.

While we are registering the warrants and the issuance of shares of common stock upon their exercise pursuant to the registration statement of which this prospectus is a part, and as a condition to the payment and issuance of the warrants as a dividend to our shareholders, this fact does not necessarily mean that the exercise of the warrants will be registered, qualified or exempt under applicable state securities laws or “blue sky” laws. Under the warrant agreement, the exercise of warrants by the holders will be subject to the condition that such exercise be registered, qualified or exempt under such state securities laws. If the issuance of common shares upon exercise of the warrants is not so registered, qualified or exempt from registration or qualification under appliable state securities laws, then the holders of such a warrant will not be entitled to exercise his, her or its warrants and, as a result, such warrants may have no value and expire as worthless.

Under the terms of the warrant agreement, we have agreed that as soon as practicable, but in no event later than 20 business days after the date on which we issue the warrants, we will use our commercially reasonable efforts to obtain registration or qualification in those jurisdictions where an exemption in unavailable for the exercise of our warrants and issuance of common stock pursuant thereto. We cannot, however, assure you that we will be able to do so. This is because many states conduct merit-based review (not merely disclosure-based review) regarding the issuer of securities the offer or sale of which are not exempt.

Notwithstanding the above, we will not be required to seek registration or qualification of the issuance of common stock upon exercise of the warrants if our common stock, at the time of exercise of warrant, is listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act. This is because federal securities law preempts state securities laws from requiring the registration or qualification of a “covered security.”

We may amend the terms of the warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then-outstanding warrants. As a result, the exercise price of your warrants could be increased, the warrant could be converted into cash or shares (at a ratio different than initially provided), the exercise period could be shortened, and the number of shares of our common stock purchasable upon exercise of a warrant could be decreased, all without your approval or agreement.

Our warrants will be issued in book-entry form under a warrant agreement between Pacific Stock Transfer Co., as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any specific holder so as to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding warrants to make any change that adversely affect the interests of the holders of warrants. Accordingly, we may amend the terms of the public in a manner adverse to a holder if holders of at least 50% of the then-outstanding warrants approve such amendment. Although our ability to amend the terms of the warrants with consent is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or shares (at a ratio different than initially provided), shorten the exercise period of the warrants, or decrease the number of shares of our common stock purchasable upon exercise of a warrant.

The exercise price of the warrants in this offering may not reflect the value of our common stock.

Our board of directors determined the exercise price of the warrants based on a variety of factors, but without any negotiation between us and any investment bank, potential investor, shareholder, or any other third party. Accordingly, the exercise price at which you may purchase common stock pursuant to an exercise of a warrant may not reflect the fair market value of our common stock. In this regard, you may be unable to sell your common stock at a price equal to or greater than the exercise price of the warrants. Further, the exercise price of our warrants may be higher than the market price of our common stock at the date of this prospectus or any subsequent date. As a result, if you exercise warrants, you may pay more per share of common stock than purchasers of common stock in the secondary market.

Our warrants may have an adverse effect on the market price of our common stock.

We will be issuing warrants to purchase an aggregate of 2,697,603 shares of common stock under this prospectus at $4.00 per share. The possibility of many shares of common stock being issued at that exercise price may, for the duration of the warrants, effectively work to limit or at the very least depress the price at which our common stock trades. The lower our common stock trades, the less valuable the warrants will be since their exercise price will remain fixed in the absence of equitable adjustments for stock splits, combinations, etc., and other adjustments approved with the consent of holders of more than 50% of the warrants then issued and outstanding.

Our warrant agreement designates the courts of the State of Minnesota or the United States District Court for the District of Minnesota as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrantholders to obtain a favorable judicial forum for disputes with our company.

Our warrant agreement will provide that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of Minnesota or the United States District Court for the District of Minnesota, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of Minnesota or the United States District Court for the District of Minnesota (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrantholder in any such enforcement action by service upon such warrantholder’s counsel in the foreign action as agent for such warrantholder.

This choice-of-forum provision may limit a warrantholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

There is currently no market for our warrants and such a market may not develop, which would adversely affect the liquidity and price of our warrants.

There is currently no market for our warrants. Shareholders and investors therefore have no access to information about prior market history on which to base their investment decision. Following this offering, the price of our warrants may vary significantly due to our operating results, financial condition, and general market or economic conditions. Furthermore, an active trading market for our warrants may never develop or, if developed, it may not be sustained. You may be unable to sell your warrants unless a market can be established and sustained.

We may not sell all or a significant portion of the shares of common stock offered by this prospectus through the exercise of the warrants, and therefore the amount of proceeds we receive may be limited.

We cannot offer any assurance as to whether or how many of the warrants will be exercised prior to their expiration date. Therefore, the amount of net proceeds we receive from the exercise of warrants and this offering may be limited. We cannot rely on this offering as a reliable source of liquidity in the future.

GENERAL RISKS

If social unrest, acts of terrorism, regime changes, changes in laws and regulations, political upheaval or policy changes or enactments occur in a country in which we may operate after we effect our initial business combination, it may result in a negative impact on our business.

Social unrest, acts of terrorism, changes in laws and regulations, political upheaval and policy changes or enactments could negatively impact our business. These negative impacts would likely adversely affect the trading price of our common stock and warrants.

Minnesota law does not require us to hold an annual meeting of shareholders, which could delay the opportunity for our shareholders to elect directors.

We are not required under Minnesota law to hold an annual meeting of shareholders each year. If, however, we have not held an annual meeting within the prior 15 months, shareholders holding 3% of our then-issued and outstanding shares of common stock will have the power to cause us to call and hold an annual meeting. Unless and until we hold an annual meeting of shareholders, our shareholders may not be afforded the opportunity to elect directors and to discuss company affairs with management.

We may issue additional common stock or preferred shares without the approval of our shareholders. Any such issuances would dilute the interest of our shareholders and likely present other risks.

Our articles of incorporation authorize the issuance of up to 250,000,000 shares of capital stock. Because we have only 10,790,413 shares of common stock issued and outstanding, our board of directors has the power and authority to issue a substantial number of additional shares of common stock or preferred shares. The issuance of additional common stock or preferred shares:

•	may significantly dilute the equity interest of investors in this offering;

•	may subordinate the rights of holders of common stock if preferred shares are issued with rights senior to those afforded our common stock;

•	could cause a change in control if a substantial number of common stock are issued, which could result in the resignation or removal of our present officers and directors;

•	may adversely affect prevailing market prices for our common stock or warrants; and

•	may not result in adjustment to the exercise price of the warrants.

Cyber incidents or attacks directed at us could result in information theft, data corruption, operational disruption and/or financial loss.

We depend on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which we may deal. Sophisticated and deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of our assets, proprietary information and sensitive or confidential data. We have not made a significant investment in data security protection, and we may not be sufficiently protected against such occurrences. We may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on our business and lead to financial loss.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the “Risk Factors” section of this prospectus and those summarized below:

•	our being a company with little operating history;

•	our ability to select appropriate specialty finance investment opportunities;

•	our expectations around the performance of borrowers in which we invest;

•	our success in retaining our officers and directors, or replacing them in the event we lose their services;

•	actual and potential conflicts of interest involving our directors or management team;

•	our ability to obtain additional financing, if needed and on acceptable terms;

•	our ability to source quality prospective borrowers for our specialty finance solutions;

•	our ability to consummate transactions due to the uncertainty resulting from the ongoing COVID-19 pandemic and other unpredictable events such as terrorist attacks, natural disasters or other significant outbreaks of infectious diseases;

•	the dependence of our success on the general economy and its impact on the industries in which we invest;

•	the ability of our portfolio companies to achieve their objectives;

•	our regulatory structure and tax treatment;

•	the adequacy of our cash resources and working capital;

•	the timing of cash flows, if any, we receive from our investments;

•	our overall financial performance and financial condition following this offering;

•	our public securities’ potential liquidity and trading price;

•	the lack of a market for our securities; and

•	the other risks and uncertainties discussed in “Risk Factors” and elsewhere in this prospectus.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

USE OF PROCEEDS

If all of the warrants are exercised, we expect to receive net proceeds from the exercise of the warrants, after expenses associated with this offering, of approximately $10,790,412. The amount of net proceeds we receive will be less than that amount if fewer than all of the warrants are exercised.

We intend to use the net proceeds from the exercise of warrants and the public offering for general corporate purposes, including but not limited to extending specialty finance solutions and credit to borrowers, repaying our credit facility borrowings or other indebtedness, and other uses approved by management.

See Risk Factors—“We may not sell all or a significant portion of the shares of common stock offered by this prospectus through the exercise of the warrants, and therefore the amount of proceeds we receive may be limited.”

DIVIDEND POLICY

We have paid cash dividends on our common stock periodically. On March 7, 2019, we paid a cash dividend in the amount of $0.05 per share. On December 18, 2020, we paid a cash dividend in the amount of $0.05 per share. On October 14, 2021, we paid a cash dividend in the amount of $0.10 per share.

The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, as well as our perceived capital requirements and general financial condition. The payment of cash dividends to our common shareholders is within the discretion of our board of directors. Furthermore, if we incur indebtedness in the future in an effort to engage in more lending activity than we could otherwise support, our ability to declare and pay dividends may be limited by restrictive covenants we may agree to in connection therewith.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) is intended to provide a reader of our financial statements with a narrative from the perspective of management on our financial condition, results of operations, liquidity and certain other factors that may affect our future results. In addition, unless expressly stated otherwise, the comparisons presented in this MD&A refer to the same period in the prior year. Our MD&A is presented in seven sections:

•	Overview

•	Investment Activity

•	Results of Operations

•	Financial Condition

•	Critical Accounting Estimates

•	Off-Balance Sheet Arrangements

•	Forward Looking Statements

Overview

Mill City Ventures III, Ltd. was incorporated in the State of Minnesota on January 10, 2006. We are in the business of providing short-term specialty finance solutions primarily to private businesses, micro- and small-cap public companies and high-net-worth individuals

The principal specialty finance solutions we provide are high-interest short-term lending arrangements. On occasion, these lending arrangements involve us obtaining collateral as security for the borrower’s repayment of funds to us. In some circles, short-term high-interest collateralized lending is referred to as “hard-money lending.”

We believe we are generally able to charge high interest for our specialty finance solutions because (i) banks and other traditional providers of credit may have neither the expertise nor the infrastructure needed to evaluate creditworthiness and risks in a timeframe suitable for a potential borrower, preferring instead to process transactions and structures that present few novel issues or risks; and (ii) we will often be able to devote time and attention to transactions involving a smaller dollar amount than an institutional lender will view as worthwhile. These beliefs essentially explain why we refer to our business as “specialty finance”— financing that may involve structures that are unique, creative, and often bespoke; and that may involve dollar amounts that are not suitable for institutional lenders.

We generally provide specialty finance solutions that are short-term in nature. By this, we mean lending arrangements that mature or come due within nine months of the lending date. We view the provision of short-term finance as desirable for two principal reasons. First, short-term lending requires a potential borrower to identify for us a near-term source of repayment for the funds they borrow from us. This permits us to evaluate that source of repayment clearly and carefully, thus helping identify the potential risks involved in a particular transaction and how we may be able to include structural terms that mitigate these risks. Second, short-term lending permits us to avail ourselves of a court-recognized exception for treating promissory notes (evidencing a loan) as “investment securities” under federal securities law. In sum, this exception generally applies to promissory notes with short-term maturities of nine months. Our ability to avail ourselves of this exception, and to more generally structure our transactions in such a way as to avoid them being properly considered as “investment securities” under federal securities laws, is important to our ability to avoid once again becoming subject to regulation under the 1940 Act.

Examples of the kinds of the specialty finance solutions we have considered or provided to date, and may continue to provide in the future, include:

•	Short-term secured loans for real estate development

•	Short-term unsecured loans (with an option to acquire collateral security) to a business

•	Short-term secured loans to a business for operating capital

•	Short-term secured loans to an individual owed a forthcoming tax refund

We intend to remain opportunistic, however, and may engage in transactions that involve other rights (such as stock, warrants or other equity-linked investments) or that are structured differently or uniquely.

Our principal sources of income are interest, dividends and other fees associated with lending such as origination fees, closing fees or exit fees. We may also receive reimbursement of legal costs associated with loan documentation. Our statement of operations also reflect increases and decreases in the carrying value of our asset and investments (i.e., unrealized appreciation and depreciation). Our principal expenses relate to operating expenses, the largest components of which are generally professional fees, payroll, occupancy, and insurance expenses.

Our MD&A should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2020, as well as our reports on Forms 10-Q and 8-K and other publicly available information. All amounts herein are unaudited. In addition, the discussion of our results of operations and financial condition should be read in the context of this overview.

Investment Activity – Nine Months Ended September 30, 2021

During the nine months ended September 30, 2021, we made $18,133,352 of investments and had $16,363,964 of sales and repayments, resulting in net investments at amortized cost of $10,562,451 at the end of the period.

During the nine months ended September 30, 2020, we made $7,655,802 of investments and had $1,858,011of sales and repayments, resulting in net investments at amortized cost of $8,309,325 at the end of the period.

Our investment composition by major class, based on fair value at September 30, 2021, was as follows:

	Investments at Fair Value	Percentage of Fair Value
Short-term non-banking loans	$9,635,333	87.1%
Equity/other	1,422,120	12.9%
Total	$11,057,453	100.0%

Results of Operations – Nine Months Ended September 30, 2021 and September 30, 2020

Our operating results for the three and nine months ended September 30, 2021 and September 30, 2021 were as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Investment income	$755,601	$287,034	$1,977,992	$755,469
Operating expenses	(239,582)	(180,946)	(1,023,596)	(500,248)
Net investment gain	$516,019	$106,088	$954,396	$255,221

Investment Income

We generate revenue primarily in the form of interest income and capital gains, if any, on the debt instruments we own. We may also generate revenue from dividends and capital gains on equity investments we make, if any, or on warrants or other equity interests that we may acquire. In some cases, the interest on our investments may accrue or be paid in the form of additional debt. The principal amount of the debt instruments, together with any accrued but unpaid interest thereon, will generally become due at the maturity date of those debt instruments. We may also generate revenue in the form of commitment, origination, structuring, diligence, or consulting fees. Any such fees will be recognized as earned.

For the three and nine months ended September 30, 2021, our total investment income was $755,601 and $1,977,992, respectively. For the three and nine months ended September 30, 2020, our total investment income was $287,034 and $755,469, respectively. The increase is due to the change in our business structure which now focuses on short-term non-bank lending. Our loan portfolio generates interest income, with an average rate on the loans of 27%.

Professional Fees

For the three and nine months ended September 30, 2021, we had $79,950 and $300,297 professional fees expense, respectively. For the three and nine months ended September 30, 2020, we had $58,719 and $133,016 professional fees expense, respectively. The increase is due to legal costs incurred to close on several new short-term banking loans. In 2020, we received a refund during the first quarter of $59,957 relating to certain audit expenses incurred during 2018 and 2019.

Net Realized Gain from Investments

For the three and nine months ended September 30, 2021, we had $6,474,137 and $16,363,964, respectively, of sales of investments, resulting in $289,138 and $3,818,737, respectively, of realized gains. For the three and nine months ended September 30, 2020, we had $665,187 and $1,858,011, respectively, of sales of investments, resulting in $335,440 and $535,164, respectively, of realized gains.

Net Change in Unrealized Appreciation (Depreciation) on Investments

For the three and nine months ended September 30, 2021, our investments had $774,169 and $1,204,319 of unrealized depreciation, respectively. For the three and nine months ended September 30, 2020, our investments had $141,816 and $104,411 of unrealized appreciation, respectively.

Changes in Net Assets from Operations

For the three and nine months ended September 30, 2021, we recorded a net increase in net assets from operations of $31,288 and $2,557,836, respectively. Based on the weighted-average number of shares of common stock outstanding for the three and nine months ended September 30, 2021, our per-share net increase in net assets from operations was $0.00 and $0.24, respectively. For the three and nine months ended September 30, 2020, we recorded a net increase in net assets from operations of $583,344 and $894,796, respectively. Based on the weighted-average number of shares of common stock outstanding for the three and nine months ended September 30, 2020, our per-share net increase in net assets from operations was $0.05 and $0.08, respectively.

Cash Flows for the Nine Months Ended September 30, 2021 and 2020

The level of cash flows used in or provided by operating activities is affected by the purchases of investments, redemptions and repayments of investments, among other factors. For the nine months ended September 30, 2021, net cash used in operating activities was $1,306,775. Cash flows used in operating activities for the nine months ended September 30, 2021 were primarily related to purchases of investments of $18,133,352, offset mostly by redemptions and repayments of investments totaling $16,363,964. For the nine months ended September 30, 2020, net cash used in operating activities was $5,788,000. Cash flows used in operating activities for the nine months ended September 30, 2020 were primarily related to purchases of investments of $7,655,802, offset mostly by redemptions and repayments of investments totaling $1,858,011.

Results of Operations – 2020 and 2019

	For the Year Ended December 31,
	2020	2019
Investment income	$1,297,637	$161,662
Operating expenses	(735,790)	(834,430)
Net investment gain (loss)	$561,847	$(672,768)

For the year ended December 31, 2020, we earned $44,026 in interest payments from one investment— DBR Enclave US Investors, LLC;— an aggregate of $993,795 from six promissory note investments; an aggregate of $26,994 in bank interest on cash balances and note receivable; an aggregate of $217,360 in origination fees; and an aggregate of $15,462 in dividend payments from four investments—Manning & Napier, Inc., Educational Development Corp., Manhattan Bridge Capital, Inc.; and Windstream Holdings, Inc.

For the year ended December 31, 2019, we earned $78,264 in interest payments from one eligible portfolio company— DBR Enclave US Investors, LLC — an additional $33,925 in bank interest on cash balances and note receivable; an aggregate of $46,293 in dividend payments from five eligible portfolio companies—Manning & Napier, Inc., Simulations Plus, Inc., Tessco Technologies, Inc., Educational Development Corp., and Taitron Components, Inc.; and $3,180 in dividends received from non-eligible portfolio companies.

As the table above indicates, we incurred operating expenses aggregating $735,790 for the year ended December 31, 2020, and $834,430 for the year ended December 31, 2019. A discussion of the various components of our operating expenses for these periods is set forth below.

General Operating Expenses

Our general operating expenses were $83,447 for the year ended December 31, 2020 and $111,757 for the year ended December 31, 2019. The decrease in the current period is primarily related to expenses incurred in 2019 for an off-site board meeting as well as a decrease in our office lease premiums for the year 2020.

Professional Fees

Our legal and accounting expenses were $175,612 for the year ended December 31, 2020 and $209,897 for the year ended December 31, 2019. The decrease in the current period is primarily related to costs we incurred during 2019 related to the process of planning for, seeking, and obtaining authority for, the withdrawal of our BDC election.

Executive Management Compensation

Our executive management compensation was $301,494 for the year ended December 31, 2020 and $340,003 for the year ended December 31, 2019. The decrease in the current period is primarily related to a one-time bonus payment made during the year 2019.

Net Realized Gain from Investments

For the year ended December 31, 2020, our net investment gain was $561,847. For the year ended December 31, 2019, our net investment loss was $672,768. The increased net investment gain during 2020 was primarily the result of higher interest income earned during 2020 from the short-term specialty finance solutions we provided in the form of short-term promissory notes bearing higher rates of interest and return, including related origination fees, than we were able to obtain when operating as a BDC.

Financial Condition – As of September 30, 2021

As of September 30, 2021, we had cash of $3,594,508, a decrease of $1,846,071 from December 31, 2020. The primary use of our existing funds and any funds raised in the future is expected to be for investments, cash distributions to our shareholders or for other general corporate purposes, including paying for operating expenses or debt service to the extent we borrow or issue senior securities. Pending investment, our investments may consist of cash, cash equivalents, U.S. government securities or high-quality debt and loan securities maturing in one year or less from the time of investment.

To the extent our board of directors determines in the future, based on our financial condition and capital market conditions, that additional capital would allow us to take advantage of additional investment opportunities, we may seek to raise additional equity capital or to engage in borrowing.

Off-Balance Sheet Arrangements

During the nine months ended September 30, 2021, we did not engage in any off-balance sheet arrangements as described in Item 303(a)(4) of Regulation S-K.

Critical Accounting Policies

Critical accounting policies are policies that are both most important to the portrayal of the Company’s financial condition and results, and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our critical accounting policies relate to investment valuation and interest and dividend income as an investment company.

Investment Valuation

Investment transactions are recorded on the trade date. Realized gains or losses are measured by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment without regard to unrealized gains or losses previously recognized, and include investments charged off during the period, net of recoveries. Unrealized gains or losses primarily reflect the change in investment values, including the reversal of previously recorded unrealized gains or losses when gains or losses are realized.

Investments for which market quotations are readily available are typically valued at such market quotations. In order to validate market quotations, we look at a number of factors to determine if the quotations are representative of fair value, including the source and nature of the quotations. Debt and equity securities that are not publicly traded or whose market prices are not readily available are valued at fair value as determined in good faith by our board of directors or, during our time as BDC, by the Valuation Committee of our board of directors, based on, among other things, the input of our executive management, Audit Committee and independent third-party valuation expert that may be engaged by management to assist in the valuation of our portfolio investments. Valuation determinations are in all cases made in conformity with the written valuation policies and procedures respecting the valuation of Company investments.

Use of Estimates

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The application of GAAP requires that we make estimates that affect our reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ significantly from these estimates.

DESCRIPTION OF BUSINESS

Overview

We are a Minnesota corporation that was incorporated in January 2006. From our inception until December 13, 2012, we were a development-stage company involved in the gaming and entertainment industry. In 2013, we elected to become a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”). We operated as a BDC until we withdrew our BDC election on December 27, 2019. Since that time, we have engaged in the business of providing short-term specialty finance solutions primarily to private businesses, micro- and small-cap public companies and high-net-worth individuals. To avoid again becoming subject to regulation under the 1940 Act, we generally seek to structure our transactions so they do not constitute “investment securities” for purposes of federal securities law, and we monitor our holdings as a whole to ensure that no more than 40% of our total assets may consist of investment securities.

The principal specialty finance solutions we provide are high-interest short-term lending arrangements. On occasion, these lending arrangements involve us obtaining collateral as security for the borrower’s repayment of funds to us. In some circles, short-term high-interest collateralized lending is referred to as “hard-money lending.”

We believe we are generally able to charge high interest for our specialty finance solutions because: (i) banks and other traditional providers of credit may have neither the expertise nor the infrastructure needed to evaluate creditworthiness and risks in a timeframe suitable for a potential borrower, preferring instead to process transactions and structures that present few novel issues or risks; and (ii) we will often be able to devote time and attention to transactions involving a smaller dollar amount than an institutional lender will view as worthwhile. These beliefs essentially explain why we refer to our business as “specialty finance”— financing that may involve structures that are unique, creative, and often bespoke; and that may involve dollar amounts that are not suitable for institutional lenders.

We generally provide specialty finance solutions that are short-term in nature. By this, we mean lending arrangements that mature or come due within nine months of the lending date. We view the provision of short-term finance as desirable for two principal reasons: (i) it helps minimize the risk of non-performance; and (ii) it helps minimize regulatory risk.

In terms of non-performance risk, short-term lending requires us to focus upon, and a potential borrower to identify to us, us a near-term source of liquidity for repayment of the funds they borrow from us. This permits us to evaluate that source of repayment clearly and carefully, thus helping identify the potential risks involved in a particular transaction and how we may be able to include structural terms, such as specific collateral and collateral arrangements, guarantees, or other types of covenants that mitigate these risks.

In terms of regulatory risk, short-term lending permits us to avail ourselves of a court-recognized exception for treating promissory notes (evidencing a loan) as “investment securities” under federal securities law. In sum, this exception generally applies to promissory notes with short-term maturities of nine months. Our ability to avail ourselves of this exception, and to more generally structure our transactions in such a way as to avoid them being properly considered as “investment securities” under federal securities laws, is important to our ability to avoid once again becoming subject to regulation under the 1940 Act. Below we discuss our process for evaluating transactional terms and structures with a view to remaining outside of the regulatory regime of the 1940 Act (please refer to “Investment Process” below).

Examples of the kinds of the specialty finance solutions we have considered or provided to date, and may continue to provide in the future, include:

•	Short-term secured loans for real estate development;

•	Short-term unsecured loans (with an option to acquire collateral security) to a business;

•	Short-term secured loans to a business for operating capital; and

•	Short-term secured loans to an individual owed a forthcoming tax refund

In addition, we are presently exploring and evaluating our ability to enter into other kinds of short-term specialty finance transactions. Examples include the expansion of our efforts to purchase adjudicated settlements, the purchase (at discounted rates) of receivables owing to professionals on account of certain workers’ compensation claim, and short-term consumer finance lending.

Sourcing Transactions

We believe that our management’s strong combination of experience and contacts in the securities and investment finance sector, including the experience and contacts of our independent directors, should be sufficient to continue attracting suitable prospective investment opportunities. To date, the network of contacts of our management and directors has been successful thus far in sourcing all of the transactions in which we have participated. Accordingly, we presently do not have any plans to hire any business development professionals to assist us with transactional volume.

Competition

The market for specialty finance is competitive, largely as a result of the participation of various types of professionally managed pooled investment funds such as private equity funds, debt and mezzanine-debt funds, and other types of professional finance companies seeking the high returns that are possible in specialty finance and hard-money lending. Nevertheless, we believe we are well positioned to compete successfully in this market because of our entrepreneurial, creative and flexible approach to specialty finance opportunities, and our management’s experience in entrepreneurial ventures and finance.

Throughout our history and in particular after ceasing to be a BDC, we have approached investment opportunities flexibly and creatively in terms of transactional structures and terms. In part, we are able to be flexible and creative because we are not subject to many of the regulatory limitations that govern our other more traditional or institutional competitors. Those competitors are often subject to limitations on the type transactions they undertake, the amount that may be invested in a specific transaction or a particular type of transaction, the markets in they operate, the maturity or time horizon of their investment, uses of proceeds, or otherwise. These limitations are often imposed by the agreements and documents governing the pooled investment vehicles, or otherwise self-imposed in order to facilitate the investment vetting and diligence process, and the documentation and structuring process. More rarely, these limitations may arise from governing regulations or interpretations thereof. For our part, we believe that approaching investment opportunities flexibly expands our overall transactional opportunities, diversifies our risk by avoiding dependence in any material way on a particular borrower, type of transaction, or market or industry niche, and permits us to avail ourselves of the maximum number of relationships from which we source investment opportunities. Moreover, we believe that this flexible approach to structuring our transactions and investments will facilitate the development of positive long-term relationships with our borrowers.

We believe that the only significant limitation on our ability to flexibly structure transactions arises from our desire to remain outside the regulation of the 1940 Act. In order to meet this goal, we intend and aim to structure the vast majority of our transactions (by dollar amount) in ways such that they are not properly considered “investment securities” under federal securities laws, including the 1940 Act.

For our investors, the freedom afforded to us through the lack of substantive regulation governing the types of transactions we enter into and our methods of operation permits us to allocate our resources, at any given point in time, to those types of transactions that we believe may lead to the highest risk-adjusted returns or the steadiest stream of such returns.

Our management team and board of directors has significant experience in a variety of entrepreneurial ventures, including service as management and directors for small and large public companies, private businesses, start-up and development-stage businesses, and the securities and finance industries. As a result of this diverse general experience and particular experience in transactional finance, we believe we are able to manage the evaluation and due-diligence process involved in our investment opportunities swiftly and efficiently, by collaborating with our professional advisers and focusing on high-level and material issues.

Other Matters

We do not believe that we are dependent in any material way on any particular borrower, type of specialty finance transaction, or industry.

We do not own or use through license any patents, trademarks, or other intellectual properties and we do not believe that any such assets would be material to our business.

Sometimes the types of transactions we engage in are governed by particular laws, regulations, or rules. For example, lending transactions in which high-net-worth individuals are the borrower will nearly always involve state law usury limitations. Transactions in which we seek and obtain collateral as security for obligations owed to us involve legal issues arising under the Uniform Commercial Code or its various state law iterations. To date, we have not engaged in transactions that require us to obtain licensure or a permit prior to entering into the transaction—e.g., brokering transactions or engaging in licensed consumer finance activities.

Pending the consummation of transactions and deployment of cash, we generally keep the majority of our assets in cash, cash equivalents such as money-market investments, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.

Our Investment Process

We have identified several criteria that we believe are generally important guidelines for us to meet our financial objectives. These criteria are, however, only general guidelines for our investment decisions and, in the case of some transactions in which we invest, fewer than all—or even none—of these criteria will be met.

•	Existing Liquidity Source. Because the vast majority of our transactions involve short-term maturities, we typically seek to identify a liquidity source for the borrower to repay us. Examples of sources of potential liquidity may include accounts receivable, another valuable asset, or a pending payment (e.g., a tax refund, or a litigation judgment or settlement payment) that is reasonably expected to pay out prior to the maturity of the credit we provide.

•	Collateral Value. We will often, but not always, seek to collateralize the obligations owing to us. Our ability to identify valuable collateral is a significant factor in our credit analysis and determination of the attractiveness of a potential transaction. This analysis will often involve legal counsel, both to assist in the identification of potential collateral assets, and to better understand the ease with a security interest in the collateral may be granted, perfected and, if necessary, foreclosed upon and the relevant jurisdiction(s) involved.

•	Experienced and Capable Management. In transactions involving business borrowers, we seek businesses that have an experienced, knowledgeable and capable management team.

•	Competitive Position. In transactions involving business borrowers, we will seek to invest in transactions with businesses that have developed, or appear poised to develop, a strong competitive position within their respective industry sector or niche.

•	Cash Flow. In transactions involving business borrowers, we will seek to invest in businesses that are profitable or nearly profitable on an operating cash flow basis, principally so that the business’ operating cash flow may serve as another source of liquidity from which we may ultimately be repaid.

If we believe a potential transaction generally meets the characteristics described above or if we otherwise determine that a potential transaction may be desirable to enter into, we may perform a more rigorous due-diligence examination of the prospective borrower, the likely source or sources of liquidity for their repayment to us, and other aspects of the borrower or its assets (e.g., assets of the borrower that may serve as collateral security for the obligations that may be owing to us). Our due-diligence examination for each transaction will necessarily be unique and tailored to the specific transaction, but will generally be undertaken in light of the following facts and circumstances:

•	our familiarity with the borrower (or, in the case of a business borrower, our familiarity with management or other persons such as directors involved with the borrower);

•	in the case of a business borrower, our review and assessment of the potential borrower’s financing history, as well as the likely need for additional financings after our transaction;

•	the industry in which the borrower operates, our knowledge and familiarity with that industry, our assessment of the complexity of the business, any regulatory matters or other unique aspects presenting special risks, and the competitive landscape faced by the borrower;

•	the amount of potential dollars involved in the potential transaction;

•	where the borrower is located, how it is organized as an entity, as well as its management and ownership structure and profile;

•	whether we might have been involved with a transaction of the same or similar kind before;

•	the ease with which we can evaluate the borrower’s source or sources of liquidity;

•	the ease with which we can apprehend the process involved with taking collateral security in some or all of the borrower’s assets; and

•	the ease with which we could realize on that collateral if repayment were not otherwise forthcoming.

The assessments described above outlines our general approach for our investment decisions, although not all of such activities will be followed in each instance, or some may be stressed moreso than others depending on facts and circumstances. Upon successful completion of this preliminary evaluation, we will typically (1) evaluate our own regulatory concerns (i.e., to what extent the potential transaction may properly be considered an investment in an “investment security” for purposes of the 1940 Act and, if necessary, consider alternative structures to alleviate any risks to our company relating thereto), and (2) decide whether to move forward towards negotiating a letter of intent and, thereafter, definitive documentation for our transaction. Depending on timing, we may not use a letter of intent and will instead proceed directly to definitive documentation.

As indicated above, to avoid becoming subject to the regulatory requirements of the 1940 Act, we monitor our investment holdings as a whole to ensure that investments and other holdings which may be considered “investment securities” do not comprise more than 40% of our total assets. We undertake this analysis (1) on a quarterly basis and in connection with the review and preparation of our financial statements filed as part of our quarterly and annual reports with the SEC, and (2) at other times when we are considering how to structure a new transaction that is of a significant size—with “significance” largely based on the outcome of our most recent quarterly review. This review is generally undertaken by our Chief Financial Officer and may involve our outside legal counsel, in particular in a case where we are considering the structure of a potential new transaction.

In general, our analysis starts with the length or duration of a potential new transaction. Although federal securities laws define “investment securities” in such a way as to include promissory notes, the U.S. Supreme Court held in Reves v. Ernst & Young, 110 S. Ct. 945 (1990), that certain kinds of promissory notes are not properly considered securities. Over time, court precedent has developed to identify these kinds of promissory notes as generally not constituting investment securities:

•	notes that mature in nine months or less;

•	notes secured by a mortgage or lien on a home;

•	notes secured by a small business or business assets;

•	so-called “character loans” made to a bank customer;

•	notes delivered or borrowings entered into through consumer finance;

•	commercial loans made to businesses;

•	loans secured by accounts receivable (e.g., factoring);

In addition to the types of financing arrangements noted above, court precedent indicates that there may be facts and circumstances surrounding the transaction that may cause other promissory notes to not be considered investment securities under federal securities laws. For example, it is presumed that a promissory note which matures in more than nine months is a “security,” but this presumption may be rebutted (with the conclusion that such a promissory note is not a properly considered a security) upon an evaluation of the following factors:

•	whether the borrower’s motivation is to raise money for general business use, and whether the lender’s motivation is to make a profit, including interest;

•	whether the borrower’s plan of distribution for the promissory note resembles the plan of distribution of a security;

•	whether the investing public reasonably expects that the note is a security; and

•	whether there is a regulatory scheme that protects the investor other than the securities laws (e.g., Federal Deposit Insurance).

While the application of these factors can be helpful in some instances, often the factors and the proper manner of weighting them are unclear. As a result, the analyses we periodically undertake focuses on the more bright-line types of lending arrangements enumerated above—i.e., promissory notes maturing in nine months or less, etc.

Our Prior Business as a BDC

The analysis of our transactions and transactional holdings is undertaken with a view to ensuring that we do not become subject to the 1940 Act. Generally from 2013 through 2019, we were governed by the 1940 Act. During that time, we were a business development company under the 1940 Act, or “BDC,” primarily focused on investing in or lending to private and small-cap public companies and making managerial assistance available to such companies. As a BDC, our investments included stock of or membership interests (typically referred to as units) in private companies, small-cap public company stocks, and promissory notes. In some cases, the stock or membership interests we acquired were preferred stock or units, and in other cases the stock or membership interests acquired were common stock or units. In connection with our investments in promissory notes, we frequently obtained warrants to purchase common stock.

In our financial statements for the year ended December 31, 2019, revenues from our operations (as a BDC) relate to the earnings we received from our portfolio investments.

Our Management and Employees

Currently, Mr. Douglas M. Polinsky, the Chief Executive Officer and Chairman of our Board of Directors, and Joseph A. Geraci, II, our Chief Financial Officer and a director of the company, serve as our senior management team. These are also the only two persons who are employees of our company.

Facilities

Our executive offices are located at 1907 Wayzata Boulevard, Suite 205, Wayzata, Minnesota 55391, and our telephone number is: (952) 479-1923. We are parties to two operating leases for office space expiring March 31, 2022. These leases do not have significant lease escalations, holidays, concessions, leasehold improvements, or other build-out clauses; and they do not contain contingent-rent provisions. The leases do not include options to renew. We consider our current office space adequate for our current operations.

Periodic Reporting and Financial Information

We have registered our common stock under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC, and the requirement that we follow Regulation 14D relating to proxy solicitations. As required under the Exchange Act, our annual reports contain financial statements audited and reported on by our independent registered public accountants.

Prior to the effectiveness of the registration statement of which this prospectus forms a part, we will file a Registration Statement on Form 8-A with the SEC to voluntarily register our warrants as a class of securities under Section 12(g) of the Exchange Act. As a result, we will be subject to the rules and regulations promulgated under the Exchange Act with respect to that class of securities.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

MANAGEMENT

Directors and Executive Officers

Name	Age	Positions
Douglas M. Polinsky	62	Chief Executive Officer and Chairman
Joseph A. Geraci, II	52	Chief Financial Officer and Director
Lyle A. Berman	80	Director (independent)
Howard P. Liszt	76	Director (independent)
Laurence S. Zipkin	82	Director (independent)

Biographies

Douglas M. Polinsky co-founded Mill City Ventures III, Ltd. in January 2006 and since that time has been the Chairman and Chief Executive Officer of the company. Since 1994, Mr. Polinsky has been the President of Great North Capital Consultants, Inc., a financial advisory and investment company that he founded. Great North Capital Consultants, Inc. primarily engages in the business of investing in hard money lending with collateral on the loans being first or second mortgages in both residential and commercial properties. In addition, Great North Capital Consultants, Inc. makes direct investments into public and private companies. Since 2015, Mr. Polinsky has been an independent director of Liberated Syndication, Inc., a Nevada corporation with its operations in Pennsylvania. Liberated Syndication, Inc. is a host and publisher of podcasts. Mr. Polinsky is a member of the Audit and Compensation Committees of the Board of Directors of Liberated Syndication. Mr. Polinsky earned a Bachelor of Science degree in hotel administration at the University of Nevada, Las Vegas in 1981.

Joseph A. Geraci, II co-founded Mill City Ventures III, Ltd in January 2006 and has been a director and the Chief Financial Officer of the company since that time. Since February 2002 through the present time, Mr. Geraci has been managing member of Isles Capital, LLC, an advisory and consulting firm that assists small businesses, both public and private, in business development. In March 2005, Mr. Geraci also became the managing member of Mill City Advisors, LLC, the general partner of Mill City Ventures, LP, and Mill City Ventures II, LP, each a Minnesota limited partnership that invested directly into both private and public companies. From January 2005 until August 2005, Mr. Geraci served as the Director of Finance for Gelstat Corporation, a purveyor of homeopathic remedies, based in Bloomington, Minnesota. Mr. Geraci provided investment advice to clients as a stockbroker and Vice President of Oak Ridge Financial Services, Inc., a Minneapolis-based broker-dealer firm, from June 2000 to December 2004. While at Oak Ridge Financial Services, Mr. Geraci’s business was focused on structuring and negotiating debt and equity private placements with both private and publicly held companies. Mr. Geraci was employed at another Minneapolis-based brokerage firms from July 1991 to June 2000. From his career and investment experiences, Mr. Geraci has established networks of colleagues, clients, co-investors, and the officers and directors of public and private companies. These networks offer a range of contacts across a number of sectors and companies that may provide opportunities for investment, including many that meet the company’s screening criteria.

In August 2003, the National Association of Securities Dealers (NASD) found in an administrative hearing that Mr. Geraci, while employed by and affiliated with a NASD member, had violated NASD Conduct Rule 2110 and SEC Rule 10b-5 in August 1999, and barred him from associating with any NASD member in the future.

Howard P. Liszt served as Chief Executive Officer of Campbell Mithun, a national marketing communications agency he joined in 1976, until 2001. Under his leadership, Campbell Mithun grew to be one of the 20 largest agencies in the world. He currently serves on the board of : Eggland’s Best. Mr. Liszt has served as a Board member for several industry-leading companies including Land O' Lakes, ShuffleMaster, Ocular Sciences, and Coleman Natural Foods. Mr. Liszt holds a Bachelor of Arts in Journalism and Marketing and a Masters of Science in Marketing from the University of Minnesota, Minneapolis.

Lyle A. Berman is a 1964 graduate of the University of Minnesota with a degree in Business Administration. Mr. Berman began his career with Berman Buckskin, his family’s leather business. He helped grow the business into a major specialty retailer with 27 outlets. In 1990, Mr. Berman participated in the founding of Grand Casinos, Inc. Mr. Berman is credited as one of the early visionaries in the development of casinos outside of the traditional gaming markets of Las Vegas and Atlantic City. In less than five years, the company opened eight casino resorts in four states. In 1994, Mr. Berman financed the initial development of Rainforest Cafe. He served as the Chairman and CEO from 1994 until 2000. In October 1995, Mr. Berman was honored with the B’nai B’rith “Great American Traditions Award.” In April 1996, he received the Gaming Executive of the Year Award; in 2004, Mr. Berman was inducted into the Poker Hall of Fame; and in 2009, he received the Casino Lifetime Achievement Award from Raving Consulting & Casino Journal. In 1998, Lakes Entertainment, Inc. was formed. In 2002, as Chairman of the Board and CEO of Lakes Entertainment, Inc., Mr. Berman was instrumental in creating the World Poker Tour. Since January 2005, Mr. Berman has also served as Chairman of the Board of Pokertek, Inc.

Laurence S. Zipkin is nationally recognized for his expertise in the gaming industry, restaurants, and emerging small growth companies. From 1996 to 2006, Mr. Zipkin owned Oakridge Securities, Inc. where, as an investment banker, he successfully raised capital for various early growth-stage companies and advising clients with regard to private placements, initial public offerings, mergers, debt offerings, bridge and bank financings, developing business plans and evaluating cash needs and resources. He has extensive experience in the merger and acquisition field and has represented companies on both the buy and sell side. Since 2006, Mr. Zipkin has been self-employed, engaging in various consulting activities, owning and operating two restaurant properties, and purchasing distressed real estate. Mr. Zipkin is a licensed insurance agent for both life and health insurance. Mr. Zipkin attended the University of Pennsylvania Wharton School of Finance.

Under the company’s bylaws, the directors serve for indefinite terms expiring upon the next annual meeting of the company’s shareholders.

When considering whether directors and nominees have the experience, qualifications, attributes and skills to enable the board of directors to satisfy its oversight responsibilities effectively in light of the company’s business and structure, the board of directors focuses primarily on the industry and transactional experience, and other background, in addition to any unique skills or attributes associated with a director. With regard to Messrs. Polinsky and Geraci, the board of directors considered their significant experience, expertise and background with regard to investing in general and the company in particular. With regard to Mr. Berman, the board of directors considered his background and experience with the public securities markets and his former employment and experience in operational capacities. With regard to Mr. Liszt, the board of directors considered his experience on other boards of public companies, his past experience in the communications and advertising fields, and his organizational experience. With regard to Mr. Zipkin, the board of directors considered his knowledge, experience and skills in the finance, public securities and investment banking fields.

Code of Ethics

Our board of directors adopted a Code of Ethics on August 5, 2008, and revised March 6, 2013 in connection with our election to become a BDC. The Code of Ethics includes or covers our principal executive officer and principal financial officer, or persons performing similar functions, as required by Sections 406 and 407 of the Sarbanes-Oxley Act of 2002. We formally revised the Code of Ethics again in March 2021, to reflect the withdrawal of our BDC election. Our Code of Ethics is available at our website, www.millcityventures3.com, or without charge, to any shareholder upon written request made to Mill City Ventures III, Ltd., Attention: Chief Executive Officer, 1907 Wayzata Blvd., Suite 205, Wayzata, MN 55391.

Changes to Board of Director Nomination Procedures

In March 2021, our board of directors formally created a Nominating and Governance Committee and adopted an associated charter. The charter alters the manner in which candidates for service as directors will be nominated for election or re-election and delegates that authority to the committee in lieu of the entire board of directors. The charter is available at our website, www.millcityventures3.com, or without charge, to any shareholder upon written request made to Mill City Ventures III, Ltd., Attention: Chief Executive Officer, 1907 Wayzata Blvd., Suite 205, Wayzata, MN 55391.

Committees of the Board of Directors; Audit Committee Financial Expert

Our board of directors has an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. The members of the Audit Committee are Laurence S. Zipkin, Howard P. Liszt and Lyle A. Berman., each of whom is independent for purposes of the Securities Exchange Act of 1934. Mr. Berman currently serves as chair of the Audit Committee. The board has adopted a charter for the Audit Committee a copy of which is available at our website at www.millcityventures3.com. The Audit Committee is responsible for approving our independent accountants and recommending them to the board (including a majority of the independent directors) for approval and submission to the shareholders for ratification, if any, reviewing with its independent accountants the plans and results of the audit engagement, approving professional services provided by its independent accountants, reviewing the independence of its independent accountants and reviewing the adequacy of its internal accounting controls. The Audit Committee is also responsible for discussing with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The board has determined that Mr. Berman is an “audit committee financial expert” within the meaning of the rules of SEC. Mr. Berman’s relevant experience is detailed in his biography above. Furthermore, the board of directors has determined that each of the Audit Committee members is able to read and understand fundamental financial statements and that at least one member of the Audit Committee has past employment experience in finance or accounting.

The members of the Compensation Committee are Messrs. Zipkin, Liszt and Berman, each of whom is independent for purposes of the Securities Exchange Act of 1934. Mr. Liszt currently serves as chair of the Compensation Committee. This committee is responsible for approving our compensation arrangements with our executive management, including bonus-related decisions and employment agreements with respect to such individuals. The board has adopted a charter for the Compensation Committee, a copy of which is available at www.millcityventures3.com.

As explained elsewhere, our entire board of directors values our investments pursuant to Valuation Policies and Procedures. Prior to 2020, this function was performed by a Valuation Committee. Presently, the entire board of directors is responsible for approving the fair value of debt and equity securities comprising the company’s investment portfolio pursuant to our written valuation policy and procedures.

The members of the Nominating and Corporate Governance Committee are Messrs. Zipkin, Liszt and Berman, each of whom is independent for purposes of the Securities Exchange Act of 1943. Mr. Liszt currently serves as chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance committee is responsible for advising the board of directors on a broad range of issues surrounding the composition and operation of the board of directors and its committees, specifically including identifying criteria for suitable board candidates, identifying individuals suited to service on the board (consistent with those criteria), recommending director candidates to the board and to the shareholders, conducting annual reviews of corporate governance matters and making related recommendations to the board of directors and its committees.

Of the directors presently serving on the board, Messrs. Berman, Liszt and Zipkin are “independent” as that term is defined in Section 4200(a)(15) of National Association of Securities Dealers’ listing standards. This conclusion is based upon information requested from each such director concerning his background, employment and affiliations. While the company is not presently subject to the Nasdaq listing standards because its common stock is not listed for trading on any Nasdaq market tier, we have submitted an application to have its common stock listed on the Nasdaq Capital Markets. It is presently unclear if or when Nasdaq will accept our application to have our common stock listed for trading.

Director Nominations

Our Nominating and Corporate Governance Committee will recommend to the board of directors candidates for nomination for election at the annual meeting of the shareholders. The board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of shareholders). Our shareholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws. At this time, we have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more officers serving on our board of directors.

Limitation on Liability and Indemnification of Officers and Directors

Our articles of incorporation will provide that our officers and directors will be indemnified by us to the fullest extent authorized by Minnesota law, as it now exists or may in the future be amended. In addition, our articles of incorporation provide that our directors will not be personally liable for monetary damages to us or our shareholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our shareholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PRINCIPAL STOCKHOLDERS

The table below sets forth certain information with respect to beneficial ownership of our common stock as of February 11, 2022, on which date there were 10,790,413 shares of common stock issued and outstanding, by:

•	each director of our company;

•	each “named executive” of our company as defined in the Executive Compensation section of this prospectus;

•	all of the current directors and executive officers of our company as a group; and

•	each person or entity known by us to beneficially own more than 5% of our common stock.

Unless otherwise indicated in the table or its footnotes, the business address of each of the following persons or entities is 1907 Wayzata Blvd., Suite 205, Wayzata, Minnesota 55391, and each such person or entity has sole voting and investment power with respect to the shares of common stock set forth opposite their respective name.

Holder	Common Shares Beneficially Owned Before Offering (1)	Percentage of Common Shares Beneficially Owned Before Offering (1)	Common Shares Beneficially Owned After Offering (1)	Percentage of Common Shares Beneficially Owned After Offering (1)
Douglas M. Polinsky (2)	900,899	8.35%	1,126,123	10.22%
Joseph A. Geraci, II (3)	1,008,828	9.35%	1,261,035	11.42%
Howard P. Liszt (4)	20,000	*	25,000	*
Lyle A. Berman (5)	20,000	*	25,000	*
Laurence S. Zipkin (6)	67,931	*	84,913	*
All current director and officers as a group (five persons) (7)	1,727,603	16.01%	2,159,504	19.24%
Neal Linnihan SEP/IRA	2,500,000	23.17%	3,125,000	27.38%
Scott and Elizabeth Zbikowski (8)	1,760,000	16.31%	2,200,000	19.59%
David Bester	1,000,000	9.27%	1,250,000	11.32%
Patrick Kinney (9)	933,187	8.65%	1,166,483	10.58%
William Hartzell	650,000	6.02%	812,500	7.42%

* less than one percent

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes general voting power and/or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of the applicable record date, are deemed outstanding for computing the beneficial ownership percentage of the person holding such options or warrants but are not deemed outstanding for computing the beneficial ownership percentage of any other person.

(2)	Mr. Polinsky is our Chairman and Chief Executive Officer. Figure includes 290,055 common shares held by Lantern Advisers, LLC, a Minnesota limited liability company co-owned by Messrs. Polinsky and Geraci; 528,705 common shares held individually and directly by Mr. Polinsky; 69,411 common shares held by or on behalf of Great North Capital Corp.; and 12,728 common shares Mr. Polinsky holds as a custodian for his children (beneficial ownership of which Mr. Polinsky disclaims).

(3)	Mr. Geraci is a director our company and our Chief Financial Officer. Figure includes 290,055 common shares held by Lantern Advisers, LLC, a Minnesota limited liability company co-owned by Messrs. Geraci and Polinsky; 700,500 common shares held individually and directly by Mr. Geraci; 17,273 common shares held individually by Mr. Geraci’s spouse, and 1,000 shares held by Mr. Geraci’s minor child.

(4)	Mr. Liszt is a director of our company.

(5)	Mr. Berman is a director of our company.

(6)	Mr. Zipkin is a director of our company.

(7)	Consists of Messrs. Polinsky, Geraci, Liszt, Berman and Zipkin.

(8)	Based upon a Schedule 13G filed by Mr. and Mrs. Zbikowski, Mr. Zbikowski is the beneficial owner of 1,140,000 shares, and Mrs. Zbikowski is the beneficial owner of 625,000 shares. Mr. and Mrs. Zbikowski are husband and wife.

(9)	Based upon a Schedule 13G filed by Mr. Kinney on March 19, 2013, Mr. Kinney may be deemed to be the beneficial owner of 933,187 shares, which includes 3,640 shares that are held in custodial accounts for the benefit of his grandchildren.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons and Certain Conflict Disclosures

Our board of directors has adopted a policy to require our disclosure of instances in our periodic filings with the SEC. Our related-party transactions requiring disclosure under this policy are as follows:

•	On August 10, 2018, we entered into a loan transaction with Elizabeth Zbikowski who, along with her husband Scott Zbikowski, owned and continues to own approximately 1,765,000 shares of our common stock. In the transaction, we obtained a two-year promissory note in the principal amount of $250,000, which was subsequently amended such that the note presently matures in August 2022. The promissory note bears interest payable monthly at the rate of 10% per annum. The note is secured by the debtors’ pledge to us of 625,000 shares of our common stock. The pledged shares are held in physical custody for us by Millennium Trust Company, as our custodial agent.

•	On January 3, 2022, we entered into a Loan and Security Agreement (the “Loan Agreement”) with Eastman Investment, Inc., a Nevada corporation, and Lyle A. Berman, as trustee of the Lyle A. Berman Revocable Trust (collectively, the “Lenders”). Mr. Berman is a director of our company. Under the Loan Agreement, the Lenders made available to us a $5 million revolving line of credit for us to use in the ordinary course of our short-term specialty finance business. Amounts drawn under the Loan Agreement accrue interest at the per annum rate of 8%, and all our obligations under the Loan Agreement are secured by a grant of a collateral security interest in substantially all of our assets.

As a Lender, Mr. Berman is obligated to furnish only one-half of the aggregate $5 million available under the Loan Agreement. The Loan Agreement has a five-year term ending on January 3, 2027, at which time all amounts owing under the Loan Agreement will become due and payable; subject, however, to each Lender’s right, including Mr. Berman, to terminate the Loan Agreement, solely with respect to such Lender’s obligation to provide further credit, at any time after January 3, 2023. In the event that a Lender, including Mr. Berman, terminates its lending obligations, the Loan Agreement requires that we repay such Lender, prior to the five-year maturity date, with the proceeds derived from specified investments.

The Loan Agreement provides for us to pay a quarterly unused commitment fee equal to one-quarter of one percent of the amount of credit available but unused under the Loan Agreement, and requires us to pay such fee in the form of shares of our common stock based on our net asset value per share on the last day of the applicable fiscal quarter. The Loan Agreement grants the Lenders piggyback registration rights subject to customary terms, conditions and exceptions.

The Loan Agreement contains other provisions, such as representations, warranties, terms and conditions, that are customary for revolving credit facilities. Promissory notes, evidencing amounts owing under the Loan Agreement and conforming to the terms and conditions of the Loan Agreement, were also executed by us and delivered to the Lenders as contemplated under the Loan Agreement.

Related-Party Transaction Policy

The board of directors has adopted a written Conflict of Interest and Related Party Transaction Policy. That policy governs the approval of all related-party transactions, subject only to certain customary exceptions (e.g., compensation, certain charitable donations, transactions made available to all employees generally, etc.). The policy contains a minimum dollar threshold of $5,000.

The entire board of directors administers the policy and approves any related-party transactions. In general, after full disclosure of all material facts, review and discussion, the board approves or disapproves related-party transactions by a vote of a majority of the directors who have no interest in such transaction, direct or indirect. Procedurally, no director is allowed vote in any approval of a related-party transaction for which he or she is the related party, except that such a director may otherwise participate in a related discussion and shall provide to the board all material information concerning the related-party transaction and the director’s interest therein. If a related-party transaction will be ongoing, the board may establish guidelines for management to follow in its ongoing dealings with the related party.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation paid by us during its two most recent fiscal years ended December 31, 2020 and December 31, 2021, to those persons who served as our President or Chief Executive Officer and Chief Financial Officer during such periods (collectively, the “named executives”).

Name and Principal Position	Year	Salary ($)		Cash Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Douglas M. Polinsky	2021	$100,000		$100,000	$0	$34,984	*	$234.984
Chief Executive Officer	2020	$50,000	$		$30,500	$31,845	*	$112,345
Joseph A. Geraci, II	2021	$150,000		$100,000	$0	$41,197	*	$291,197
Chief Financial Officer	2020	$100,000	$		$30,500	$37,918	*	$168,418

* includes additional compensation of payment of health insurance premiums and 401(k) matching contributions under the employment retirement program.

(1) Stock awards made in 2020 and reflected in this column were made as grants of restricted stock with an estimated grant date fair value as set forth in the table. For each of Messrs. Polinsky and Geraci, the restricted stock grants comprised 50,000 shares of our common stock.

Outstanding Equity Awards at Fiscal Year End

We had no outstanding options, warrants, unvested stock awards or equity incentive plan awards as of December 31, 2021, held by any named executive. In addition, we have no options, warrants, unvested stock awards or equity incentive plan awards outstanding and held by any named executive as of the date of this filing. The restricted stock awards granted to Messrs. Polinsky and Geraci during 2020 fully vested by their terms in August 2021.

Director Compensation

For 2021, we paid a total of $[●] in director fees to our independent directors. Presently, each such director receives an annualized fee of $[●].

Name	Year	Compensation	Total
Douglas M. Polinsky	2021	$0	$0
Joseph A. Geraci, II	2021	$0	$0
Lyle A. Berman	2021	$40,000	$40,000
Howard P. Liszt	2021	$40,000	$40,000
Laurence S. Zipkin	2021	$40,000	$40,000

PLAN OF DISTRIBUTION

The warrants are to be issued as a dividend to our shareholders of record as of the record date of [●]. Shares of common stock are being offered upon exercise of the warrants. This prospectus will be delivered to all warrant holders of record upon the issuance of the warrants, on the date the same is filed with or declared effective by the SEC, as applicable. There is no underwriter nor placement agent involved in the offering of our warrants or common stock underlying our warrants. The offering price of our common stock in this offering—i.e., the exercise price of the warrants—will be determined through discussion and decision by our board of directors. The exercise price will not be the result of any negotiations between us and any third parties.

We have not entered into any agreements regarding stabilization activities with respect to our securities, and we are not aware of any existing agreements between or among any shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the common stock offered by this prospectus.

DESCRIPTION OF SECURITIES

Pursuant to our articles of incorporation, our authorized capital stock consists of 250,000,000 shares of capital stock. The following description summarizes certain terms of our capital stock as set out more particularly in our articles of incorporation and Minnesota law. Because it is only a summary, it may not contain all the information that is important to you.

Common Stock

Presently and immediately upon the closing of this offering, 10,790,413 shares of our common stock will be outstanding.

Our common shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in our articles of incorporation or bylaws, or as required by applicable provisions of Minnesota law (or stock exchange rules that may apply to us in the future), the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of our directors. Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Directors on our board serve a one-year term or such longer period until they are replaced, removed or otherwise leave their office. Minnesota law does not affirmatively require us, as a Minnesota corporation, to call and hold annual or regular meetings. Nonetheless, Minnesota law does provide that, in the event that we have not called and held a regular or annual meeting of our shareholders within the prior 15-month period, any shareholder or shareholders holding at least three percent or more of our issued and outstanding common stock is entitled to send us a notice demanding that we hold such an annual or regular meeting, in which case our management will be obligated to call and hold such a meeting. At any such meeting, our common shareholders, together with any other class of capital stock issued and outstanding at that time and entitling its holders to vote, would elect directors to serve on our board of directors.

In the event of a liquidation, dissolution or winding up of our company, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our shareholders have no preemptive or other subscription rights. There are no sinking-fund provisions applicable to the common stock or any other class of capital stock.

Preferred Stock

Our articles of incorporation permit us to issue preferred stock from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without shareholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in this offering.

Warrants

Each whole warrant offered in this offering is exercisable to purchase one share of our common stock at a price of $4.00 per share, subject to adjustment as discussed below, at any time after we have an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants, we issue the warrants as a dividend pursuant to the warrant agreement, and a current prospectus relating to them is available. As explained elsewhere, another condition to the exercise of the warrants is that the shares of common stock issuable upon exercise of the warrants must be registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the warrantholder. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares of common stock. This means that only a whole warrant may be exercised at any given time by a warrantholder while the warrant is valid. No fractional warrants will be issued and only whole warrants will trade.

The warrants will expire five years after their issuance. Accordingly, on the five-year anniversary date of their issuance, or                  , 2027, the warrants will no longer be exercisable. In addition, and if earlier, the warrants will be redeemable by us, at our option, at 5:00 pm, Minneapolis time, no earlier than the 30th day after we provide notice of our intent to call and redeem the warrants at the price of $0.01 per warrant. Our right to so call and redeem the warrants is contingent on the price of our common stock being listed at $5.00 or higher for ten consecutive trading days. Any notice of redemption we provide in this situation will be mailed to our warrant agent and to all holders of record as of a record date established by us for such purpose. The record date will be contemporaneous with our election to exercise our right to call and redeem the warrants. Any warrants not exercised on or before their expiration or their termination upon redemption will become invalid, and the holders thereof will have no rights to acquire our common stock pursuant to the warrants.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. In addition, no warrant will be exerciseable and we will not be obligated to issue shares of common stock upon exercise of a warrant unless the common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the warrantholder. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire without value to the holder. In no event will we be required to net cash settle any warrant.

We have agreed that, as soon as practicable after the declaration of effectiveness of the registration statement of which this prospectus is a part, we will use our commercially reasonable efforts to file with the SEC a registration statement for the warrants on Form 8-A under the Exchange Act. In addition, we expect to use our commercially reasonable efforts to cause the shares of common stock issuable upon exercise of the warrants to be registered or qualified under state securities, or blue sky, laws for so long as our common stock is not a “covered security” under Section 18(b)(1) of the Securities Act.

Anti-Dilution Adjustments

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of common stock on account of such common stock (or other shares into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another entity in which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than 50% of the voting power of our securities, or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes warrant value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The warrant exercise price will not be adjusted for other events.

The warrants will be issued in registered book-entry form under a warrant agreement between Pacific Stock Transfer Co., as warrant agent, and us. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, but requires the approval by the holders of at least 50% of the then-outstanding warrants to make generally any change that adversely affects the interests of the registered holders of the warrants.

[The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.]

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the warrantholder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of Minnesota or the United States District Court for the District of Minnesota, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors—Our warrant agreement will designate the courts of the State of Minnesota or the United States District Court for the District of Minnesota as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrantholders to obtain a favorable judicial forum for disputes with our company.” We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Dividends

We have on occasion paid cash dividends on our common stock. Our payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the complete discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Furthermore, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection with our borrowing of money.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Pacific Stock Transfer Co. We have agreed to indemnify Pacific Stock Transfer Co. in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Pacific Stock Transfer Co. has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any monies in, the trust account, and has irrevocably waived any right, title, interest or claim of any kind to, or to any monies in, the trust account that it may have now or in the future. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against us and our assets outside the trust account and not against any monies in the trust account or interest earned thereon.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, pursuant to which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding; or

•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Listing of Securities

Our common stock is listed on the OTC Markets (OTCQB) under the symbol MCVT. We intend to apply to have the warrants listed on the OTC Markets (OTCQB) under the symbol MCVT.WS. We expect that our warrants will be listed on the OTC Markets promptly after the effective date of the registration statement; but we cannot guarantee that our warrants will in fact be approved for listing on the OTC Markets.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations related to the acquisition, ownership and disposition by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below) of our warrants and shares of common stock issuable upon exercise thereof, which we refer to collectively as our securities. This discussion applies only to our securities that are held as a capital asset for U.S. federal income tax purposes—generally property held for investment.

This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the IRS or formal written opinion from our tax advisors with respect to the statements made and the positions or conclusions described in the following summary. Such statements, positions and conclusions are not free from doubt, and there can be no assurance that your tax advisor, the IRS or a court will agree with such statements and conclusions.

This summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws, any tax treaties or any other tax law other than U.S. federal income tax law. Furthermore, this discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s circumstances or that may be relevant to certain categories of investors that may be subject to special rules, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our securities under the constructive sale provisions of the Code;

•	persons that acquired our securities through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	persons that actually or constructively own five percent or more of any class of our shares;

•	persons that hold our securities as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and

•	certain former citizens or long-term residents of the United States.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT WITH AND RELY SOLELY UPON THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SECURITIES ARISING UNDER ANY OTHER TAX LAWS, INCLUDING BUT NOT LIMITED TO THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holder and Non-U.S. Holder Defined

A “U.S. Holder” is a beneficial owner of our warrants units that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (B) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

A “Non-U.S. Holder” is a beneficial owner of our units, shares of our Class A common stock or warrants that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust, in each case that is not a U.S. Holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our warrants or shares of common stock issuable upon exercise thereof, the tax treatment of a partner in such partnership might depend upon the status of the partner or the partnership, upon the activities of the partnership and upon certain determinations made at the partnership or partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our securities to consult with and rely solely upon their tax advisors regarding the U.S. federal income and other tax considerations of the purchase, ownership and disposition of our securities by such partnership.

Considerations for U.S. Holders

This section applies to you if you are a U.S. Holder.

Tax Characterization of Distributions with Respect to Common Stock

If we pay distributions of cash or other property to U.S. Holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles and will be treated as described under “—Considerations for U.S. Holders—Distributions Treated as Dividends.” Distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s adjusted tax basis in our common stock, that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common stock. Any remaining portion of the distribution will be treated as gain from the sale or exchange of our common stock and will be treated as described under “—Considerations for U.S. Holders—Gain or Loss on Sale or Other Taxable Exchange or Disposition of Common Stock and Warrants” below.

Distributions Treated as Dividends

Any portion of a distribution that is treated as a dividend paid to a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, any portion of a distribution that is treated as a dividend paid to a noncorporate U.S. Holder generally will constitute a “qualified dividend” that will be subject to U.S. federal income tax at the lower applicable long-term capital gains rate. If the applicable holding period requirements are not satisfied, a corporate U.S. Holder may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and a non-corporate U.S. Holder may be subject to tax on the dividend at regular ordinary income tax rates instead of the preferential income tax rate that applies to qualified dividend income. U.S. Holders should consult with and rely solely upon their tax advisors regarding the availability of the dividends received deduction or the lower preferential income tax rate for qualified dividend income, as the case may be, for any dividends paid with respect to our common stock.

Gain or Loss on Sale or Other Taxable Exchange or Disposition of Warrants or Common Stock

Upon a sale or other taxable disposition of our warrants or common stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis with respect to its warrants or common stock. Generally, the amount of gain or loss recognized by a U.S. Holder will be an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in the relevant common stock or warrants. A U.S. Holder’s adjusted tax basis in its common stock or warrants generally will equal the U.S. Holder’s acquisition cost less, in the case of a share of our common stock, any prior distributions treated as a return of capital, as discussed above.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock or warrants, as applicable, so disposed of exceeds one year. If the one-year holding period is not satisfied, any gain on a sale or other taxable disposition of the common stock or warrants, as applicable, would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Cash Exercise of a Warrant

A U.S. Holder generally will not recognize gain or loss upon the acquisition of common stock upon exercise of a warrant for cash. The U.S. Holder’s tax basis in our common stock received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the warrant plus the exercise price of such warrant. It is unclear whether a U.S. Holder’s holding period for the common stock received upon exercise of the warrant will commence on the date of exercise of the warrant or the immediately following date. In either case, the holding period will not include the period during which the U.S. Holder held the warrant.

Expiration of a Warrant

If a warrant is allowed to expire unexercised, a U.S. Holder may recognize a capital loss equal to such holder’s tax basis in the warrant. The deductibility of capital losses is subject to certain limitations.

Considerations for Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder. The tax characterization of the transactions described herein are generally similar to those for U.S. Holders, except as described below.

Tax Characterization of Distributions with Respect to Common Stock

The determination of the extent to which a distribution will be treated as a dividend, return of capital or gain from the sale of stock is generally the same for Non-U.S. Holders as that described in “—Considerations for U.S. Holders—Tax Characterization of Distributions with Respect to Common Stock.” To the extent a distribution constitutes gain from the sale of our Common Stock, see “—Considerations for Non-U.S. Holders—Gain or Loss on Sale or Other Taxable Exchange or Disposition of Common Stock and Warrants” below, and to the extent such distribution constitutes a dividend, see “—Considerations for Non-U.S. Holders—Distributions Treated as Dividends.”

Distributions Treated as Dividends

Subject to the withholding requirements under FATCA (as defined below) and other than with respect to effectively connected dividends, each of which is discussed below, any distribution treated as a dividend (as discussed in “—Considerations for U.S. Holders—Tax Characterization of Distributions with Respect to Common Stock” above) paid to a Non-U.S. Holder on our common stock generally will be subject to U.S. withholding tax at the rate of 30% of the gross amount of the distribution (unless an applicable income tax treaty provides for a lower rate). To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder.

Any portion of a distribution that is treated as a dividend paid to a Non-U.S. Holder that is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, that is treated as attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain or Loss on Sale or Other Taxable Exchange or Disposition of Common Stock and Warrants

Subject to the discussion below under “—Considerations for Non-U.S. Holders—Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of our common stock or our warrants, unless:

•	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•	such gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States).

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A Non-U.S. Holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as provided under an applicable income tax treaty).

Exercise or Redemption of a Warrant

The U.S. federal income tax characterization of a Non-U.S. Holder’s exercise of a warrant generally will correspond to the U.S. federal income tax characterization of the exercise of a warrant by a U.S. Holder, as described under “—Considerations for U.S. Holders—Cash Exercise of a Warrant” or “—Considerations for U.S. Holders—Cashless Exercise of a Warrant” above, as the case may be. To the extent a cashless exercise is characterized as a taxable exchange, the consequences would be similar to those described above in “—Considerations for Non-U.S. Holders—Gain or Loss on Sale or Other Taxable Exchange or Disposition of Common Stock and Warrants.”

Expiration of a Warrant

The U.S. federal income tax characterization of the expiration of a warrant held by a Non-U.S. Holder generally will correspond to the U.S. federal income tax characterization of the expiration of a warrant by a U.S. Holder, as described above in “—Considerations for U.S. Holders—Expiration of a Warrant.”

Information Reporting and Backup Withholding

Any dividends paid with respect to our securities to a Non-U.S. Holder must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established. Payments of dividends to a Non-U.S. Holder generally will not be subject to backup withholding if the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a Non-U.S. Holder of our common stock and warrants effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our units, common stock and warrants effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

INVESTORS CONSIDERING THE PURCHASE OF OUR SECURITIES ARE URGED TO CONSULT WITH AND RELY SOLELY UPON THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF ANY OTHER TAX LAWS, INCLUDING BUT NOT LIMITED TO, U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

LEGAL MATTERS

Paul D. Chestovich, Esq. is acting as counsel in connection with the registration of our securities under the Securities Act, and as such, will pass upon the validity of the securities offered in this prospectus.

EXPERTS

The financial statements of Mill City Ventures III, Ltd. as of December 31, 2019 and 2020, and for the years ended December 31, 2019 and 2020, appearing in this prospectus have been audited by Boulay LLP, independent registered public accounting firm, as stated in their report which is included herein. Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are materially complete but may not include a description of all aspects of such contracts, agreements or other documents, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Upon completion of this offering, we will be subject to the information requirements of the Exchange Act and will file annual, quarterly and current event reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The information in documents incorporated by reference is considered to be part of the prospectus. Specifically, documents we file with the SEC, after the effective date of the registrations statement of which this prospectus is a part, pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (and prior to the termination of this offering) are incorporated by reference in this prospectus. These filings will include current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K, and proxy or information statements using Schedule 14 forms.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or any prospectus supplement modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents incorporated by reference, free of cost to the requester, upon written or oral request to us at:

1907 Wayzata Boulevard, Suite 205

Wayzata, Minnesota 55391

(952) 479-1923

These documents are also available through our website at http://www.millcityventures3.com. The information on or accessible through our website is not intended to be incorporated by reference or a part of this prospectus.

MILL CITY VENTURES III, LTD.

CONDENSED BALANCE SHEETS

	September 30,2021
	(unaudited)	December 31, 2020
ASSETS
Investments, at fair value:	$11,057,453	$6,667,897
Non-control/non-affiliate investments (cost: $10,562,451 and $4,968,576 respectively)
Cash	3,594,508	5,440,579
Note receivable	250,000	250,000
Prepaid expenses	128,682	43,838
Receivable for sale of investments	60,080	19,313
Interest and dividend receivables	471,340	65,911
Right-of-use lease asset	9,661	23,345
Total Assets	$15,571,724	$12,510,883

LIABILITIES
Accounts payable	$27,616	$32,917
Dividend payable	1,079,041	539,296
Payable for purchase of investments	30,689	—
Lease liability	10,843	26,061
Accrued income tax expense	1,141,700	13,722
Deferred taxes	141,000	258,000
Total Liabilities	2,430,889	869,996
Commitments and Contingencies

SHAREHOLDERS EQUITY (NET ASSETS)
Common stock, par value $0.001 per share (250,000,000 authorized; 10,790,413 and 10,785,913 outstanding)	10,790	10,786
Additional paid-in capital	10,694,163	10,673,014
Accumulated deficit	(1,159,665)	(1,159,665)
Accumulated undistributed investment loss	(2,181,001)	(2,124,419)
Accumulated undistributed net realized gains on investment transactions	5,281,546	2,541,850
Net unrealized appreciation in value of investments	495,002	1,699,321
Total Shareholders' Equity (Net Assets)	13,140,835	11,640,887
Total Liabilities and Shareholders' Equity	$15,571,724	$12,510,883
Net Asset Value Per Common Share	$1.22	$1.08

See accompanying Notes to Financial Statements

MILL CITY VENTURES III, LTD.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2021	2020	2021	2020
Investment Income
Interest income	$755,601	$285,338	$1,977,992	$740,008
Dividend income	—	1,696	—	15,461
Total Investment Income	755,601	287,034	1,977,992	755,469

Operating Expenses
Professional fees	79,950	58,719	300,297	133,016
Payroll	80,840	58,191	468,266	174,768
Insurance	27,890	20,672	80,023	61,793
Occupancy	16,689	16,562	49,716	49,693
Director's fees	30,000	22,500	90,000	67,500
Depreciation and amortization	—	643	—	1,930
Other general and administrative	4,213	3,659	35,294	11,548
Total Operating Expenses	239,582	180,946	1,023,596	500,248
Net Investment Gain	516,019	106,088	954,396	255,221

Realized and Unrealized Gain (Loss) on Investments
Net realized gain on investments	289,138	335,440	3,818,737	535,164
Net change in unrealized appreciation (depreciation) on investments	(774,169)	141,816	(1,204,319)	104,411
Net Realized and Unrealized Gain (Loss) on Investments	(485,031)	477,256	2,614,418	639,575
Net Increase in Net Assets Resulting from Operations Before Taxes	30,988	583,344	3,568,814	894,796
Provision For (Benefit From) Income Taxes	(300)	—	1,010,978	—
Net Increase (Decrease) in Net Assets Resulting from Operations	$31,288	$583,344	$2,557,836	$894,796

Net Increase in Net Assets Resulting from Operations per share:
Basic and diluted	$0.00	$0.05	$0.24	$0.08
Weighted-average number of common shares outstanding - basic and diluted	10,790,413	10,696,735	10,788,918	10,881,382

See accompanying Notes to Financial Statements

MILL CITY VENTURES III, LTD.

CONDENSED STATEMENTS OF SHAREHOLDERS’ EQUITY (UNAUDITED)

						Accumulated	Net Unrealized
					Accumulated	Undistributed	Appreciation
			Additional		Undistributed	Net Realized Gain	(Depreciation)	Total
Three Months Ended	Common	Par	Paid In	Accumulated	Net Investment	on Investments	in value of	Shareholders'
September 30, 2021	Shares	Value	Capital	Deficit	Loss	Transactions	Investments	Equity
Balance as of June 30, 2021	10,790,413	$10,790	$10,694,163	$(1,159,665)	$(2,697,320)	$6,071,449	$1,269,171	$14,188,588
Dividend Declared	—	—	—	—	—	(1,079,041)	—	(1,079,041)
Undistributed net investment gain	—	—	—	—	516,319	—	—	516,319
Undistributed net realized gain on investment transactions	—	—	—	—	—	289,138	—	289,138
Depreciation in value of investments	—	—	—	—	—	—	(774,169)	(774,169)
Balance as of September 30, 2021	10,790,413	$10,790	$10,694,163	$(1,159,665)	$(2,181,001)	$5,281,546	$495,002	$13,140,835

						Accumulated	Net Unrealized
					Accumulated	Undistributed	Appreciation
			Additional		Undistributed	Net Realized Gain	(Depreciation)	Total
Three Months Ended	Common		Paid In	Accumulated	Net Investment	on Investments	in value of	Shareholders'
September 30, 2020	Shares	Par Value	Capital	Deficit	Loss	Transactions	Investments	Equity
Balance as of June 30, 2020	10,696,735	$10,696	$10,616,757	$(1,159,665)	$(2,248,732)	$3,275,540	$(272,878)	$10,221,718
Undistributed net investment gain	—	—	—	—	106,088	—	—	106,088
Undistributed net realized gain on investment transactions	—	—	—	—	—	335,440	—	335,440
Appreciation in value of investments	—	—	—	—	—	—	141,816	141,816
Balance as of September 30, 2020	10,696,735	$10,696	$10,616,757	$(1,159,665)	$(2,142,644)	$3,610,980	$(131,062)	$10,805,062

						Accumulated	Net
					Accumulated	Undistributed	Unrealized
			Additional		Undistributed	Net Realized Gain	Appreciation	Total
Nine Months Ended	Common		Paid In	Accumulated	Net Investment	on Investments	in value of	Shareholders'
September 30, 2021	Shares	Par Value	Capital	Deficit	Loss	Transactions	Investments	Equity
Balance as of December 31, 2020	10,785,913	$10,786	$10,673,014	$(1,159,665)	$(2,124,419)	$2,541,850	$1,699,321	$11,640,887
Common shares issued in consideration for expense payment	4,500	4	21,149	—	—	—	—	21,153
Dividend declared	—	—	—	—	—	(1,079,041)	—	(1,079,041)
Undistributed net investment loss	—	—	—	—	(56,582)	—	—	(56,582)
Undistributed net realized gain on investment transactions	—	—	—	—	—	3,818,737	—	3,818,737
Depreciation in value of investments	—	—	—	—	—	—	(1,204,319)	(1,204,319)
Balance as of September 30, 2021	10,790,413	$10,790	$10,694,163	$(1,159,665)	$(2,181,001)	$5,281,546	$495,002	$13,140,835

						Accumulated
					Accumulated	Undistributed	Net Unrealized
			Additional		Undistributed	Net Realized Gain	Appreciation	Total
Nine Months Ended	Common		Paid In	Accumulated	Net Investment	on Investments	in value	Shareholders'
September 30, 2020	Shares	Par Value	Capital	Deficit	Loss	Transactions	of Investments	Equity
Balance as of December 31, 2019	11,067,402	$11,067	$10,774,653	$(1,159,665)	$(2,397,865)	$3,075,816	$(235,473)	$10,068,533
Repurchase of shares	(370,667)	(371)	(157,896)	—	—	—	—	(158,267)
Undistributed net investment gain	—	—	—	—	255,221	—	—	255,221
Undistributed net realized gain on investment transactions	—	—	—	—	—	535,164	—	535,164
Appreciation in value of investments	—	—	—	—	—	—	104,411	104,411
Balance as of September 30, 2020	10,696,735	$10,696	$10,616,757	$(1,159,665)	$(2,142,644)	$3,610,980	$(131,062)	$10,805,062

See accompanying Notes to Financial Statements

MILL CITY VENTURES III, LTD.

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended
	September 30, 2021	September 30, 2020
Cash flows from operating activities:
Net increase in net assets resulting from operations	$2,557,836	$894,796

Adjustments to reconcile net increase in net assets resulting from operations to net cash used in operating activities:
Net change in unrealized appreciation on investments	1,204,319	(104,411)
Net realized gain on investments	(3,818,737)	(535,164)
Purchases of investments	(18,133,352)	(7,655,802)
Proceeds from sales of investments	16,363,964	1,858,011
Depreciation & amortization expense	—	1,930
Income taxes payable	1,010,978	—
Common shares issued as consideration for expense payment	15,403	—

Changes in operating assets and liabilities:
Prepaid expenses and other assets	(71,160)	(6,409)
Interest and dividends receivable	(405,429)	(100,223)
Receivable for investment sales	(40,767)	(127,679)
Payable for investment purchase	30,689	—
Accounts payable and other liabilities	(20,519)	(13,049)
Net cash used in operating activities	(1,306,775)	(5,788,000)

Cash flows from financing activities:
Payments for repurchase of common stock	—	(158,267)
Payments for common stock dividend	(539,296)	—
Net cash used by financing activities	(539,296)	(158,267)
Net decrease in cash	(1,846,071)	(5,946,267)
Cash, beginning of period	5,440,579	8,066,656
Cash, end of period	$3,594,508	$2,120,389

Non-cash financing activities:
Common shares issued as consideration for investment	$5,750	$—
Dividend declared to common stock shareholders	1,079,041	—

See accompanying Notes to Financial Statements

MILL CITY VENTURES III, LTD.

CONDENSED SCHEDULE OF INVESTMENTS

SEPTEMBER 30, 2021

			Percentage
			of Net
Investment / Industry	Cost	Fair Value	Assets
Short-Term Non-banking Loans
Consumer - 15% secured loans
AirDog Supplies, Inc.	$1,250,000	$1,250,000	9.51%
Consumer - 20% secured loans	400,000	400,000	3.04%
Financial - 44% secured loans
Benton Financial, LLC	2,082,000	2,082,000	15.84%
Financial - 40% secured loans
Benton Financial, LLC	1,753,333	1,753,333	13.34%
Financial - 12% secured loans	500,000	500,000	3.80%
Litigation Financing - 23% secured loans
The Cross Law Firm, LLC	1,805,750	1,800,000	13.70%
Real Estate - 15% secured loans	600,000	600,000	4.57%
Alatus Development, LLC	1,250,000	1,250,000	9.51%
Total Short-Term Non-Banking Loans	9,641,083	9,635,333	73.31%

Common Stock
Consumer	140,000	492,000	3.74%
Financial Services	30,689	30,120	0.23%
Total Common Stock	170,689	522,120	3.97%

Preferred Stock
Information Technology	150,000	300,000	2.28%

Warrants
Healthcare	679	—	0.00%

Other Equity
Financial	600,000	600,000	4.57%

Total Investments	$10,562,451	$11,057,453	84.13%

Total Cash	3,594,508	3,594,508	27.35%

Total Investments and Cash	$14,156,959	$14,651,961	111.48%

See accompanying Notes to the Financial Statements

MILL CITY VENTURES III, LTD.

SCHEDULE OF INVESTMENTS

DECEMBER 31, 2020

			Percentage
			of Net
Investment / Industry	Cost	Fair Value	Assets
Short-Term Non-banking Loans
Consumer - 20% secured loans	$400,000	$400,000	3.44%
Financial - 44% secured loans	400,000	400,000	3.44%
Financial - 36% secured loans	500,000	500,000	4.30%
Real Estate - 15% secured loans
Alatus Development, LLC	1,250,000	1,250,000	10.74%
Other	239,000	239,000	2.05%
Total Short-Term Non-Banking Loans	2,789,000	2,789,000	23.97%

Common Stock
Consumer
Ammo, Inc.	1,750,000	3,300,000	28.34%

Preferred Stock
Information Technology	150,000	300,000	2.58%

Warrants
Healthcare	679	—	0.00%

Other Equity
Leisure & Hospitality	278,897	278,897	2.40%

Total Investments	$4,968,576	$6,667,897	57.30%

Total Cash	5,440,579	5,440,579	46.74%

Total Investments and Cash	$10,409,155	$12,108,476	104.04%

NOTE 1 – ORGANIZATION

In this report, we generally refer to Mill City Ventures III, Ltd. in the first person “we.” On occasion, we refer to our company in the third person as “Mill City Ventures” or the “Company.” The Company follows accounting and reporting guidance in Accounting Standards (“ASC”) 946.

We were incorporated in Minnesota in January 2006. Until December 13, 2012, we were a development-stage company that focused on promoting and placing a proprietary poker game online and into casinos and entertainment facilities nationwide. In 2013, we elected to become a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”). We operated as a BDC until we withdrew our BDC election on December 27, 2019. As of the time of this filing, we remain a public reporting company that files periodic reports with the SEC. We primarily offer short-term specialty finance solutions to private businesses, small-cap public companies and high-net-worth individuals. To avoid regulation under the 1940 Act, we generally seek to structure our investments so they do not constitute “investment securities” for purposes of federal securities law, and we monitor our investments as a whole to ensure that no more than 40% of our total assets may consist of investment securities.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation: The accompanying unaudited condensed financial statements of Mill City Ventures have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States (GAAP) for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the quarter ended September 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021.

The condensed balance sheet as of December 31, 2020 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by GAAP for complete financial statements. For further information, refer to the financial statements and footnotes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2020.

Use of estimates: The preparation of financial statements in conformity with GAAP requires management and our Board of Directors to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the financial statements, as well as the reported amounts of expenses during the reporting period. Actual results could differ from those estimates, and the differences could be material. For more information, see the “Valuation of portfolio investments” caption below, and “Note 4 – Fair Value of Financial Instruments” below. The Company is an investment company following accounting and reporting guidance in ASC 946.

Cash deposits: We maintain our cash balances in financial institutions and with regulated financial investment brokers. Cash on deposit in excess of FDIC and similar coverage is subject to the usual banking risk of funds in excess of those limits.

Valuation of investments: We carry our investments in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), issued by the Financial Accounting Standards Board (“FASB”), which defines fair value, establishes a framework for measuring fair value, and requires disclosures about fair value measurements. Fair value is generally based on quoted market prices provided by independent pricing services, broker or dealer quotations, or alternative price sources. In the absence of quoted market prices, broker or dealer quotations, or alternative price sources, investments are measured at fair value as determined by our Board of Directors, or by the Valuation Committee of our Board of Directors, based on, among other things, the input of our executive management, the Audit Committee of our Board of Directors, and any independent third-party valuation experts that may be engaged by management to assist in the valuation of our investments, but in all cases consistent with our written valuation policies and procedures.

Due to the inherent uncertainties of valuation, certain estimated fair values may differ significantly from the values that would have been realized had a ready market for these investments existed, and these differences could be material. In addition, such investments are generally less liquid than publicly traded securities. If we were required to liquidate an investment in a forced or liquidation sale, we could realize significantly less than the value at which we have recorded it.

Accounting guidance establishes a hierarchal disclosure framework that prioritizes and ranks the level of market price observability of inputs used in measuring investments at fair value. Observable inputs must be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability based on market data obtained from independent sources. Unobservable inputs are inputs that reflect our assumptions about the factors market participants would use in valuing the asset or liability based upon the best information available. Assets and liabilities measured at fair value are to be categorized into one of the three hierarchy levels based on the relative observability of inputs used in the valuation. The three levels are defined as follows:

●	Level 1: Observable inputs based on quoted prices (unadjusted) in active markets for identical assets or liabilities.

●	Level 2: Observable inputs based on quoted prices for similar assets and liabilities in active markets, or quoted prices for identical assets and liabilities in inactive markets.

●	Level 3: Unobservable inputs that reflect an entity’s own assumptions about what inputs a market participant would use in pricing the asset or liability based on the best information available in the circumstances.

Our valuation policy and procedures: Under our valuation policies and procedures, we evaluate the source of inputs, including any markets in which our investments are trading, and then apply the resulting information in determining fair value. For our Level 1 investment assets, our valuation policy generally requires us to use a market approach, considering the last quoted closing price of a security we own that is listed on a securities exchange, and in a case where a security we own is listed on an over-the-counter market, to average the last quoted bid and ask price on the most active market on which the security is quoted. In the case of traded debt securities the prices for which are not readily available, we may value those securities using a present value approach, at their weighted-average yield to maturity.

The estimated fair value of our Level 3 investment assets is determined on a quarterly basis by our Board of Directors, pursuant to our written Valuation Policy and Procedures. These policies and procedures generally require that we value our Level 3 equity investments at fair market value, unless circumstances warrant a different approach. Our Valuation Policy and Procedures provide examples of these circumstances, such as when a company in which we have invested has engaged in a subsequent financing of more than a de minimis size involving sophisticated investors (in which case we may use the price involved in that financing as a determinative input absent other known factors), or when a company is engaged in the process of a transaction that we determine is reasonably likely to occur (in which case we may use the price involved in the pending transaction as a determinative input absent other known factors). Other situations identified in our Valuation Policy and Procedures that may serve as input supporting a change in the valuation of our Level 3 equity investments include (i) a third-party valuation conducted by an independent and qualified professional, (ii) changes in the performance of long-term financial prospects of the company, (iii) a subsequent financing that changes the distribution rights associated with the equity security we hold, or (iv) sale transactions involving comparable companies, but only if further supported by a third-party valuation conducted by an independent and qualified professional.

When valuing preferred equity investments, we generally view intrinsic value as a key input. Intrinsic value means the value of any conversion feature (if the preferred investment is convertible) or the value of any liquidation or other preference. Discounts to intrinsic value may be applied in cases where the issuer’s financial condition is impaired or, in cases where intrinsic value relating to a conversion is determined to be a key input, to account for resale restrictions applicable to the securities issuable upon conversion.

When valuing warrants, our Valuation Policy and Procedures indicate that value will generally be the difference between closing price of the underlying equity security and the exercise price, after applying an appropriate discount for restriction, if applicable, in situations where the underlying security is marketable. If the underlying security is not marketable, then intrinsic value will be considered consistent with the principles described above. Generally, “out-of-the-money” warrants will be valued at cost or zero.

For non-traded (Level 3) debt and loan investments with a residual maturity less than or equal to 60 days, the value will generally be based on a present value approach, considering the straight-line amortized face value of the debt unless justification for impairment exists. The fair value for short-term non-banking loans is determined as the present value of future contractual cash flows discounted at an interest rate that reflects the risks inherent to those cash flows. The discount ranges from 12% to 47% and approximate rates currently observed in publicly traded debt markets for debt of similar terms to companies with comparable credit risk.

On a quarterly basis, our management provides members of our Board of Directors with (i) valuation reports for each investment (which reports include our cost, the most recent prior valuation and any current proposed valuation, and an indication of the valuation methodology used, together with any other supporting materials); (ii) Mill City Ventures’ bank and other statements pertaining to our cash and cash equivalents; (iii) quarter- or period-end statements from our custodial firms holding any of our investments; and (iv) recommendations to change any existing valuations of our investments or hierarchy levels for purposes of determining the fair value of such investments based upon the foregoing. The board then discusses these materials and, consistent with the policies and approaches outlined above, makes final determinations respecting the valuation and hierarchy levels of our investments.

We made no changes to our Valuation Policy and Procedures during the reporting period other than to have our entire Board of Directors involved in implementing and discharging those policies and procedures.

Income taxes:

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements.  Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement carrying amount and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, we consider all available evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. In the event we were to determine we would be able to realize our deferred income tax assets in the future in excess of their recorded amount, we would make an adjustment to the valuation allowance, which would reduce the provision for income taxes.

We file income tax returns in the U.S. Federal jurisdiction and various state jurisdictions. The Company does not believe there will be any material changes in its unrecognized tax positions over the next 12 months. Our evaluation was performed for the tax years ended December 31, 2017 through 2020, which are the tax years that remain subject to examination by major tax jurisdictions as of September 30, 2021.

Revenue recognition: Realized gains or losses on the sale of investments are calculated using the specific investment method.

Interest income, adjusted for amortization of premiums and accretion of discounts, is recorded on an accrual basis. Discounts from and premiums to par value on securities or other instruments purchased are accreted or amortized, as applicable, into interest income over the life of the related security using the effective-yield method. The amortized cost of investments represents the original cost, adjusted for the accretion of discounts and amortization of premiums, if any. Loans are generally placed on non-accrual status when principal or interest payments are past due 30 days or more, or when there is reasonable doubt that principal or interest will be collected in full. Loan origination fees are recognized when loans are issued. Accrued and unpaid interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment regarding collectability. Non-accrual loans are restored to accrual status when past-due principal and interest is paid and, in management’s judgment, are likely to remain current. We may make exceptions to the policy described above if a loan has sufficient collateral value and is in the process of collection.

Dividend income on preferred equity securities is recorded as dividend income on an accrual basis to the extent that such amounts are payable by a company in which we have invested and are expected to be collected. Dividend income on common equity securities is recorded on the record date for private companies or on the ex-dividend date for publicly traded companies.

Certain investments may have contractual payment-in-kind (“PIK”) interest or dividends. PIK represents accrued interest or accumulated dividends that are added to the loan principal or stated value of the investment on the respective interest- or dividend-payment dates rather than being paid in cash, and generally becomes due at maturity or upon being repurchased by the issuer. PIK interest or dividends is recorded as interest or dividend income, as applicable. If at any point we believe that PIK interest or dividends is not expected be realized, the PIK-generating investment will be placed on non-accrual status. Accrued PIK interest or dividends are generally reversed through interest or dividend income, respectively, when an investment in placed on non-accrual status.

Allocation of net gains and losses: All income, gains, losses, deductions and credits for any investment are allocated in a manner proportionate to the shares owned.

Recently adopted accounting pronouncements:

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes. ASU 2019-12 is intended to simplify accounting for income taxes. It removes certain exceptions to the general principles in Topic 740 and amends existing guidance to improve consistent application. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years, which is fiscal 2021 for us, with early adoption permitted. The adoption of the ASU effective January 1, 2021 did not have a material impact on the Company’s financial statements.

NOTE 3 – INVESTMENTS

The following table shows the composition of our investments by major class, at amortized cost and fair value, as of September 30, 2021 (together with the corresponding percentage of the fair value of our total investments):

	As of September 30, 2021
	Investments at	Percentage of	Investments at	Percentage of
	Amortized Cost	Amortized Cost	Fair Value	Fair Value
Short-term Non-banking Loans	$9,641,083	91.3%	$9,635,333	87.1%
Preferred Stock	150,000	1.4	300,000	2.7
Common Stock	170,689	1.6	522,120	4.7
Warrants	679	—	—	—
Other Equity	600,000	5.7	600,000	5.5
Total	$10,562,451	100.0%	$11,057,453	100.0%

The following table shows the composition of our investments by major class, at amortized cost and fair value, as of December 31, 2020 (together with the corresponding percentage of the fair value of our total investments):

	As of December 31, 2020
	Investments at	Percentage of	Investments at	Percentage of
	Amortized Cost	Amortized Cost	Fair Value	Fair Value
Short-term Non-banking Loans	$2,789,000	56.2%	$2,789,000	41.8%
Preferred Stock	150,000	3.0	300,000	4.5
Common Stock	1,750,000	35.2	3,300,000	49.5
Warrants	679	—	—	—
Other Equity	278,897	5.6	278,897	4.2
Total	$4,968,576	100.0%	$6,667,897	100.0%

The following table shows the composition of our investments by industry grouping, based on fair value as of September 30, 2021:

	Investments at	Percentage of
	Fair Value	Fair Value
Consumer	$2,142,000	19.4%
Financial	6,765,453	61.2
Information Technology	300,000	2.7
Real Estate	1,850,000	16.7
	—	—
Total	$11,057,453	100.0%

The following table shows the composition of our investments by industry grouping, based on fair value as of December 31, 2020:

	As of December 31, 2020
	Investments at	Percentage of
	Fair Value	Fair Value
Consumer	$3,700,000	55.5%
Financial	900,000	13.5
Information Technology	300,000	4.5
Leisure & Hospitality	278,897	4.2
Real Estate	1,489,000	22.3
Total	$6,667,897	100.0%

NOTE 4 – FAIR VALUE OF FINANCIAL INSTRUMENTS

Level 3 valuation information: Due to the inherent uncertainty in the valuation process, the estimate of the fair value of our investments as of September 30, 2021 may differ materially from values that would have been used had a readily available market for the securities or investments existed.

The following table presents the fair value measurements of our investments by major class, as of September 30, 2021, according to the fair value hierarchy:

	As of September 30, 2021
	Level 1	Level 2	Level 3	Total
Short-term Non-banking Loans	$—	$—	$9,635,333	$9,635,333
Preferred Stock	—	—	300,000	300,000
Common Stock	522,120	—	—	522,120
Warrants	—	—	—	—
Other Equity	—	—	600,000	600,000
Total	$522,120	$—	$10,535,333	$11,057,453

The following table presents the fair value measurements of our investments by major class, as of December 31, 2020, according to the fair value hierarchy:

	As of December 31, 2020
	Level 1	Level 2	Level 3	Total
Short-term Non-banking Loans	$—	$—	$2,789,000	$2,789,000
Preferred Stock	—	—	300,000	300,000
Common Stock	3,300,000	—	—	3,300,000
Warrants	—	—	—	—
Other Equity	—	—	278,897	278,897
Total	$3,300,000	$—	$3,367,897	$6,667,897

The following table presents a reconciliation of the beginning and ending fair value balances for our Level 3 investment assets for the nine months ended September 30, 2021:

	For the nine months ended September 30, 2021

	ST Non-banking	Preferred	Common
	Loans	Stock	Stock	Warrants	Other Equity
Balance as of January 1, 2021	$2,789,000	$300,000	$—	$—	$278,897
Net change in unrealized appreciation	—	—	—	—	—
Purchases and other adjustments to cost	17,365,333	—	—	—	600,000
Sales and redemptions	(10,519,000)	—	—	—	(278,897)
Net realized loss	—	—	—	—	—
Balance as of June 30, 2021	$9,635,333	$300,000	$—	$—	$600,000

The net change in unrealized appreciation for the nine months ended September 30, 2021 attributable to Level 3 investments still held as of September 30, 2021 is $0, and is included in net change in unrealized appreciation (depreciation) on investments on the statement of operations.

The following table lists our Level 3 investments held as of September 30, 2021 and the unobservable inputs used to determine their valuation:

Security Type	9/30/21 FMV	Valuation Technique	Unobservable Inputs	Range
ST Non-banking Loans	$9,635,333	discounted cash flow	determining private company interest rate based on credit	12-44%
Other Equity	600,000	last secured funding known by company	economic changes since last funding
Preferred Stock	300,000	last funding secured by company	economic changes since last funding
	$10,535,333

The following table presents a reconciliation of the beginning and ending fair value balances for our Level 3 investment assets for the year ended December 31, 2020:

	For the year ended December 31, 2020
	ST Non-banking	Preferred	Common
	Loans	Stock	Stock	Warrants	Other Equity
Balance as of January 1, 2020	$—	$300,000	$—	$—	$534,200
Net change in unrealized appreciation	—	—	—	—	486,018
Purchases and other adjustments to cost	7,543,000	—	—	—	—
Sales and redemptions	(4,754,000)	—	—	—	(91,313)
Net realized loss	—	—	—	—	(650,008)
Balance as of December 31, 2020	$2,789,000	$300,000	$—	$—	$278,897

The net change in unrealized depreciation for the year ended December 31, 2020 attributable to Level 3 investments still held as of December 31, 2020 is $0, and is included in net change in unrealized appreciation (depreciation) on investments on the statement of operations.

The following table lists our Level 3 investments held as of December 31, 2020 and the unobservable inputs used to determine their valuation:

Security Type	12/31/20 FMV	Valuation Technique	Unobservable Inputs	Range
ST Non-banking Loans	$2,789,000	discounted cash flow	determining private company interest rate based on credit	14-44%
Other Equity	278,897	last secured funding known by company	economic changes since purchase
Preferred Stock	300,000	last funding secured by company	economic changes since last funding
	$3,367,897

NOTE 5 – RELATED-PARTY TRANSACTIONS

We maintain a Code of Ethics and certain other policies relating to conflicts of interest. Nevertheless, from time to time we may hold investments in businesses in which certain members of our management, our Board of Directors, or significant shareholders of ours, are also directly or indirectly invested. Our Board of Directors has adopted a policy to require our disclosure of these instances in our periodic filings with the SEC. Our only related-party transaction requiring disclosure under this policy relates to an August 10, 2018 loan transaction we entered into with Elizabeth Zbikowski. Ms. Zbikowski, along with her husband Scott Zbikowski, owns approximately 1,765,000 shares of our common stock. In the transaction, we obtained a two-year promissory note in the principal amount of $250,000. The promissory note was subsequently amended such that it matures in August 2022. The note bears interest payable monthly at the rate of 10% per annum and is secured by the debtors’ pledge to us of 625,000 shares of our common stock. The pledged shares are held in physical custody for us by our custodial agent Millennium Trust Company.

NOTE 6 – INCOME TAXES

Presently, we are a C-corporation for tax purposes and have booked an income tax provision for the periods described below.

As of September 30, 2021 and December 31, 2020, we have a deferred tax liability of $141,000 and $258,000, respectively. Our determination of the realizable deferred tax assets and liabilities requires the exercise of significant judgment, based in part on business plans and expectations about future outcomes. In the event the actual results differ from these estimates in future periods, we may need to adjust the valuation allowance, which could materially impact our financial position and results of operations. We will continue to assess the need for a valuation allowance in future periods.

As of September 30, 2021 and December 31, 2020, we had accrued income taxes of $1,141,700 and $13,722 respectively. We recorded a benefit from income taxes of approximately $300 (28.9 percent effective tax rate) and $0 (0 percent effective tax rate) during the three months ended September 30, 2021 and September 30, 2020, respectively. We recorded income taxes of approximately $1,010,978 (30.4 percent effective tax rate) and $0 (0 percent effective tax rate) during the nine months ended September 30, 2021 and September 30, 2020, respectively. Due to the full valuation allowances in periods prior to December 31, 2020, our effective tax rate was expected to be near zero percent, and therefore income tax accruals and expense were not material for those prior periods presented.

As of December 31, 2020, we had a federal net operating loss carryfoward (NOL) of approximately $351,000. The federal NOL was completely utilized and offset taxable income as of September 30, 2021. States may vary in their treatment of post-2017 NOLs. The remaining state NOLs are expected to be completely used and offset taxable income by September 30, 2021. The remaining state NOL carryforwards may expire in 2036 and 2037 if not used.

NOTE 7 – SHAREHOLDERS’ EQUITY

At September 30, 2021, we had 10,790,413 shares of common stock issued and outstanding.

On September 27, 2021 we announced that our Board of Directors had approved a cash dividend of $0.10 per common share. The dividend was paid on October 29, 2021 to shareholders of record as of the close of business on October 15, 2021.

On December 8, 2020 we announced that our Board of Directors had approved a cash dividend of $0.05 per common share. The dividend was paid on January 4, 2021 to shareholders of record as of the close of business on December 21, 2020.

NOTE 8 – PER-SHARE INFORMATION

Basic net gain per common share is computed by dividing net increase in net assets resulting from operations by the weighted-average number of common shares outstanding during the period. A reconciliation of the numerator and denominator used in the calculation of basic and diluted net gain (loss) per common share is set forth below:

	For the Three Months Ended
	September 30,
	2021	2020
Numerator: Net increase in net assets resulting from operations	$31,288	$583,344
Denominator: Weighted-average number of common shares outstanding	10,790,413	10,696,735
Basic and diluted net gain per common share	$0.00	$0.05

	For the Nine Months Ended
	September 30,
	2021	2020
Numerator: Net increase in net assets resulting from operations	$2,557,836	$894,796
Denominator: Weighted-average number of common shares outstanding	10,788,918	10,881,382
Basic and diluted net gain per common share	$0.24	$0.08

NOTE 9 – OPERATING LEASES

We are subject to two non-cancelable operating leases for office space expiring March 31, 2022. These leases do not have significant lease escalations, holidays, concessions, leasehold improvements, or other build-out clauses. Further, the leases do not contain contingent rent provisions. The leases do not include options to renew.

Because our lease does not provide an implicit rate, we use our incremental borrowing rate in determining the present value of the lease payments. The incremental borrowing rate represents an estimate of the interest rate we would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease. The weighted-average discount rate as of December 31, 2020 was 4.5% and the weighted-average remaining lease term is one year.

Under ASC 840, rent expense for office facilities for the three months ended September 30, 2021 and September 30, 2020 was $16,689 and $16,562, respectively.

The components of our operating lease were as follows for the three and nine months ended September 30, 2021:

	Three Months	Nine Months
	Ended	Ended
	September 30,2021	September 30,2021
Operating lease costs	$4,779	$14,337
Variable lease cost	4,478	13,082
Short-term lease cost	7,432	22,297
Total	$16,689	$49,716

Supplemental balance sheet information consisted of the following at September 30, 2021:

Operating Lease
Right-of-use assets	$9,661

Operating Lease Liability	$10,843
Less: short term portion	(10,843)
Long term portion	$—

Maturity analysis under lease agreements consisted of the following as of September 30, 2021:

Operating
Leases
2021	$5,290
2022	5,449
Total lease payments	10,739
Plus: interest	104
Present value of lease liabilities	$10,843

NOTE 10 – FINANCIAL HIGHLIGHTS

The following is a schedule of financial highlights for the nine months ended September 30, 2021 through 2017:

	Nine Months Ended September 30,
	2021	2020	2019	2018	2017
Per Share Data (1)
Net asset value at beginning of period	$1.08	0.91	1.02	0.87	0.77
Net investment gain (loss)	0.09	0.02	(0.05)	(0.04)	(0.04)
Net realized and unrealized gains (losses)	0.24	0.06	0.01	0.15	0.06
Provision for income taxes	(0.09)	0.00	0.00	0.00	0.00
Repurchase of common stock	0.00	0.02	0.00	0.00	0.04
Payment of common stock dividend	(0.10)	0.00	(0.05)	0.00	0.00
Net asset value at end of period	$1.22	1.01	0.93	0.98	0.83

Ratio / Supplemental Data
Per share market value of investments at end of period	$1.02	0.76	0.70	0.82	0.51
Shares outstanding at end of period	10,790,413	10,696,735	11,067,402	11,067,402	12,151,493
Average weighted shares outstanding for the period	10,788,918	10,881,382	11,067,402	11,067,402	12,151,493
Net assets at end of period	$13,140,835	10,805,062	10,588,689	11,278,889	9,555,551
Average net assets (2)	$13,090,497	10,220,482	12,304,975	9,955,674	9,504,851
Total investment return	22.22%	8.79%	(8.82)%	12.64%	2.60%
Portfolio turnover rate (3)	124.55%	18.18%	7.11%	11.55%	11.87%
Ratio of operating expenses to average net assets (3)	(10.31)%	(6.49)%	(7.70)%	(6.98)%	(7.38)%
Ratio of net investment income (loss) to average net assets (3)	9.87%	3.35%	(6.40)%	(5.53)%	(5.89)%
Ratio of realized gains (losses) to average net assets (3)	40.81%	7.06%	57.36%	(12.79)%	16.51%

(1)	Per-share data was derived using the ending number of shares outstanding for the period.

(2)	Based on the monthly average of net assets as of the beginning and end of each period presented.

(3)	Ratios are annualized.

NOTE 11 – General Uncertainty

On March 11, 2020, the World Health Organization declared the outbreak of the coronavirus (COVID-19) a pandemic. As a result, economic uncertainties and market volatility have arisen which may negatively impact our investment valuations and net increase or decrease in net assets resulting from operations. Other financial impacts could occur though such potential impact is difficult to determine at this time.

NOTE 12 – Subsequent Events

None

1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders’ of Mill City Ventures III, Ltd.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Mill City Ventures III, Ltd. (the Company) as of December 31, 2020 and 2019, including the investment schedules and the related statements of operations, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020 and 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter – Investment Valuation

As explained in Note 7 to the financial statements, the accompanying financial statements include investments valued at $3,367,897 and $834,200 for 2020 and 2019, respectively, whose fair values have been estimated by the valuation committee and management in absence of readily determinable fair values. Such estimates are based on financial and other information provided by management in absence of readily determinable fair values. Such estimates are based on financial and other information provided by management of its portfolio companies and pertinent market and industry data. These investments are valued in accordance with FASB ASC 820, “Fair Value Measurement”, which requires the Company to assume that the portfolio investments are sold in a principal market to market participants. The Company has considered its principal market as the market in which the Company exits its portfolio investments with the greatest volume and level of activity. ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to these valuation techniques are observable or unobservable. The investments are valued based on unobservable inputs as of December 31, 2020 and 2019 of $3,367,897 and $834,200, respectively. Because such valuations, and particularly valuations of private investments and private companies, are inherently uncertain, they may fluctuate significantly over short periods of time. These determinations of fair value could differ materially from the values that would have been utilized had a ready market for these investments existed.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially, subjective, or complex judgements. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

2

Valuation of investments which utilize significant unobservable inputs

Description of the Matter

At December 31, 2020, the balances of the Company’s investments, at fair value, categorized as Level 3 within the fair value hierarchy totaled approximately $3,368,000. The fair value of these investments is determined by management using the valuation techniques and significant unobservable inputs described in Notes 6 and 7 to the financial statements.

Auditing the fair value of the Company’s investments categorized as Level 3 within the fair value hierarchy was complex and involved a high degree of auditor subjectivity due to the estimation uncertainty resulting from the unobservable nature of the inputs used in the valuations and the limited number of comparable market transactions for the same or similar investments.

How We Addressed the Matter in Our Audit

We obtained an understanding and evaluated the design of controls over the Company’s valuation process, including management’s assessment of the significant inputs and estimates used in the fair value measurements.

We performed the following procedures, among others, for the Company’s Level 3 investments:

•    We evaluated the valuation techniques used by the Company and considered the consistency in application of the valuation techniques to each subject investment and investment class.

•     We involved senior, more experienced audit team members to perform audit procedures.

•     We evaluated the reasonableness of the significant unobservable inputs by comparing the inputs used by the Company to third-party sources, such as market indexes or other market data.

•     We considered other information obtained during the audit that corroborated or contradicted the Company’s inputs or fair value measurements.

•     For investments sold during the year, we compared the transaction price to the Company’s fair value estimate to assess the reasonableness of management’s fair value estimates.

Boulay PLLP

We have served as the Company’s auditor since 2019

Minneapolis, Minnesota

March 10, 2021

3

Mill City Ventures III, Ltd.

Balance Sheets

	December 31, 2020	December 31, 2019
ASSETS
Investments, at fair value:	$6,667,897	$1,740,897
Non-control/non-affiliate investments (cost: $4,968,576 and $1,976,370 respectively)
Cash	5,440,579	8,066,656
Note receivable	250,000	250,000
Prepaid expenses	43,838	31,557
Receivable for sale of investments	19,313	—
Interest and dividend receivables	65,911	6,500
Right-of-use lease asset	23,345	40,823
Property and equipment, net	—	2,071
Total Assets	$12,510,883	$10,138,504

LIABILITIES
Accounts payable	$32,917	$24,996
Dividend payable	539,296	—
Lease liability	26,061	44,975
Accrued tax expense	13,722	—
Long-term deferred taxes	258,000	—
Total Liabilities	869,996	69,971
Commitments and Contingencies

SHAREHOLDERS EQUITY (NET ASSETS)
Common stock, par value $0.001 per share (250,000,000 authorized; 10,785,913 and 11,067,402 outstanding)	10,786	11,067
Additional paid-in capital	10,673,014	10,774,653
Accumulated deficit	(1,159,665)	(1,159,665)
Accumulated undistributed investment loss	(2,124,419)	(2,397,865)
Accumulated undistributed net realized gains on investment transactions	2,541,850	3,075,816
Net unrealized appreciation (depreciation) in value of investments	1,699,321	(235,473)
Total Shareholders' Equity (net assets)	11,640,887	10,068,533
Total Liabilities and Shareholders' Equity	$12,510,883	$10,138,504
Net Asset Value Per Common Share	$1.08	$0.91

The accompanying notes are an integral part of these financial statements.

4

Mill City Ventures III, Ltd.

Statements of Operations

	Year Ended
	December 31, 2020	December 31, 2019
Investment Income
Interest income	$1,282,175	$112,189
Dividend income	15,462	49,473
Total Investment Income	1,297,637	161,662
Operating Expenses
Professional fees	175,612	209,897
Payroll	301,494	340,003
Insurance	85,237	82,773
Occupancy	66,307	73,685
Director's fees	90,000	90,000
Depreciation and amortization	2,071	2,574
Other general and administrative	15,069	35,498
Total Operating Expenses	735,790	834,430
Net Investment Gain (Loss)	561,847	(672,768)
Realized and Unrealized Gain (Loss) on Investments
Net realized gain on investments	5,330	3,252,620
Net change in unrealized appreciation (depreciation) on investments	1,934,794	(3,236,838)
Net Realized and Unrealized Gain (Loss) on Investments	1,940,124	15,782
Net Increase (Decrease) in Net Assets Resulting from Operations Before Taxes	$2,501,971	$(656,986)

Provision for Income Taxes	288,401	—
Net Increase (Decrease) in Net Assets Resulting from Operations	$2,213,570	$(656,986)

Net Increase (Decrease) in Net Assets Resulting from Operations per share:
Basic and diluted	$0.20	$(0.06)

Weighted-average number of common shares outstanding - basic and diluted	10,869,054	11,067,402

The accompanying notes are an integral part of these financial statements.

5

Mill City Ventures III, Ltd.

Statements of Shareholders’ Equity

For the years ended December 31, 2020 and 2019

Year Ended December 31, 2020	Common Shares	Par Value	Additional Paid In Capital	Accumulated Deficit	Accumulated Undistributed Net Investment Loss	Accumulated Undistributed Net Realized Gain on Investments Transactions	Net Unrealized Appreciation (Depreciation) in value of Investments	Total Shareholders' Equity
Balance as of December 31, 2019	11,067,402	$11,067	$10,774,653	$(1,159,665)	$(2,397,865)	$3,075,816	$(235,473)	$10,068,533
Repurchase of shares	(381,489)	(381)	(162,539)	—	—	—	—	(162,920)
Stock based compensation	100,000	100	60,900	—	—	—	—	61,000
Dividend declared		—	—	—	—	(539,296)	—	(539,296)
Net investment gain, net of tax		—	—	—	273,446	—	—	273,446
Net realized gain on investment transactions		—	—	—	—	5,330	—	5,330
Appreciation in value of investments		—	—	—	—	—	1,934,794	1,934,794
Balance as of December 31, 2020	10,785,913	$10,786	$10,673,014	$(1,159,665)	$(2,124,419)	$2,541,850	$1,699,321	$11,640,887

Year Ended December 31, 2019	Common Shares	Par Value	Additional Paid In Capital	Accumulated Deficit	Accumulated Undistributed Net Investment Loss	Accumulated Undistributed Net Realized Gain on Investments Transactions	Net Unrealized Appreciation (Depreciation) in value of Investments	Total Shareholders' Equity
Balance as of December 31, 2018	11,067,402	$11,067	$10,774,653	$(1,159,665)	$(1,725,097)	$376,566	$3,001,365	$11,278,889
Dividend distribution		—	—	—	—	(553,370)	—	(553,370)
Net investment loss		—	—	—	(672,768)	—	—	(672,768)
Net realized gain on investment transactions		—	—	—	—	3,252,620	—	3,252,620
Depreciation in value of investments		—	—	—	—	—	(3,236,838)	(3,236,838)
Balance as of December 31, 2019	11,067,402	$11,067	$10,774,653	$(1,159,665)	$(2,397,865)	$3,075,816	$(235,473)	$10,068,533

The accompanying notes are an integral part of these financial statements.

6

Mill City Ventures III, Ltd.

Statements of Cash Flows

	Year Ended
	December 31, 2020	December 31, 2019
Cash flows from operating activities:
Net increase (decrease) in net assets resulting from operations	$2,213,570	$(656,986)
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided (used) in operating activities:
Net change in unrealized (appreciation) depreciation on investments	(1,934,794)	3,236,838
Net realized gain on investments	(5,330)	(3,252,620)
Purchases of investments	(9,405,802)	(875,160)
Proceeds from sales of investments	6,418,926	9,080,118
Proceeds from sales of investments sold short	—	30,119
Stock-based compensation	61,000	—
Depreciation & amortization expense	2,071	2,574
Deferred income taxes	271,722	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	5,197	32,299
Interest and dividends receivable	(59,411)	66,401
Receivable for investment sales	(19,313)	18,999
Payable for investment purchase	—
Accounts payable and other liabilities	(10,993)	(28,677)
Net cash provided (used) in operating activities	(2,463,157)	7,653,905
Cash flows from financing activities:
Payments for repurchase of common stock	(162,920)	—
Payments for common stock dividend	—	(553,370)
Net cash used by financing activities	(162,920)	(553,370)
Net increase (decrease) in cash	(2,626,077)	7,100,535
Cash, beginning of period	8,066,656	966,121
Cash, end of period	$5,440,579	$8,066,656

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$16,679	$2,064
Non-cash financing activities:
Dividend to common stock shareholders	$539,296	$—

The accompanying notes are an integral part of these financial statements.

7

Mill City Ventures III, Ltd.

Investment Schedule

As of December 31, 2020

Investment / Industry	Cost	Fair Value	Percentage of Net Assets
Short-Term Non-banking Loans
Consumer - 20% secured loans	$400,000	$400,000	3.44%
Financial - 44% secured loans	400,000	400,000	3.44%
Financial - 36% secured loans	500,000	500,000	4.30%
Real Estate - 15% secured loans
Alatus Development, LLC	1,250,000	1,250,000	10.74%
Other	239,000	239,000	2.05%
Total Short-Term Non-Banking Loans	2,789,000	2,789,000	23.97%

Common Stock
Consumer
Ammo, Inc.	1,750,000	3,300,000	28.34%

Preferred Stock
Information Technology	150,000	300,000	2.58%

Warrants
Healthcare	679	—	0.00%

Other Equity
Leisure & Hospitality	278,897	278,897	2.40%

Total Investments	$4,968,576	$6,667,897	57.30%

Total Cash	5,440,579	5,440,579	46.74%

Total Investments and Cash	$10,409,155	$12,108,476	104.04%

8

Investment Schedule

As of December 31, 2019

Investments (1)	Investment Type (5)	Interest Rate (2)(6)	Expiration Date (7)	Shares/Units	Cost	Fair Value	Percentage of Net Assets	Gross Unrealized Appreciation	Gross Unrealized Depreciation	Net Unrealized Appreciation (Depreciation)
Equity Investments
Advertising
Creative Realities, Inc.	Warrants (8)	n/a	12/28/2020	35,714	$—	$—	0.00%	$—	$—	$—

Consumer
Tzfat Spirits of Israel, LLC	LLC Membership Units (8)	n/a	n/a	55,000	101,019	15,000		—	86,019	(86,019)
					101,019	15,000	0.15%	—	86,019	(86,019)
Financial
Manning & Napier, Inc.	Common Stock	n/a	n/a	86,700	188,969	150,858		—	38,111	(38,111)
					188,969	150,858	1.50%	—	38,111	(38,111)
Healthcare
Reshape Life Sciences Inc.	Warrants (8)	n/a	8/16/2024	67,860	679	—		—	679	(679)
					679	—	0.00%	—	679	(679)
Information Technology
Kwikbit Inc. (fka MAX 4G)	Preferred Stock (8)	n/a	n/a	300,000	150,000	300,000		150,000	—	150,000
					150,000	300,000	2.98%	150,000	—	150,000
Leisure & Hospitality
DBR Enclave US Investors, LLC	LLC Units Units	n/a	n/a	369,200	369,200	369,200		—	—	—
					369,200	369,200	3.67%	—	—	—
Oil & Gas
Northern Capital Partners I, LP	Limited Partnership Units (8)	n/a	n/a	550,000	550,000	150,000		—	400,000	(400,000)
					550,000	150,000	1.49%	—	400,000	(400,000)
Publishing
Educational Development Corp.	Common Stock	n/a	n/a	122,304	616,503	755,839	7.50%	150,106	10,770	139,336

Total Equity Investments					1,976,370	1,740,897	17.29%	300,106	535,579	(235,473)

Total Cash					8,066,656	8,066,656	80.12%	—	—	—

Total Investments and Cash					$10,043,026	$9,807,553	97.41%	$300,106	$535,579	($235,473)

(1)	All investments and all cash, restricted cash and cash equivalents are “qualifying assets” under Section 55(a) of the Investment Company Act of 1940 unless indicated to the contrary in the table or by footnote.
(2)	Interest is presented on a per annum basis.
(5)	In the case of warrants, warrants provide for the right to purchase common equity of the issuer.
(6)	In the case of preferred stock, this represents the right to annual cumulative dividends calculated on a per annum basis.
(7)	In the case of warrants, purchase rights under the warrants will expire at the close of business on this date.
(8)	Investment is not an income-producing investment.
At December 31, 2019, aggregate non-qualifying assets represented approximately 0.9% of our total assets.
At December 31, 2019, the estimated net unrealized loss for federal tax purposes was $58,586, based on a tax cost basis of $1,799,483.
At December 31, 2019, the estimated aggregate gross unrealized gain for federal income tax purposes was $300,106 and the estimated aggregate gross unrealized loss for federal income tax purposes was $358,692

The accompanying notes are an integral part of these financial statements.

9

NOTE 1 — ORGANIZATION

In this report, we generally refer to Mill City Ventures III, Ltd. in the first person “we.” On occasion, we refer to our company in the third person as “Mill City Ventures” or the “Company.” The Company follows accounting and reporting guidance in Accounting Standards (“ASC”) 946.

We were incorporated in Minnesota in January 2006. Until December 13, 2012, we were a development-stage company that focused on promoting and placing a proprietary poker game online and into casinos and entertainment facilities nationwide. In 2013, we elected to become a business development company (“BDC”) under the 1940 Act. We operated as a BDC until we withdrew our BDC election on December 27, 2019. As of the time of this filing, we remain a public reporting company that files periodic reports with the SEC. We offer short-term specialty finance solutions primarily to private businesses, small-cap public companies and high-net-worth individuals. To avoid regulation under the 1940 Act, we generally seek to structure our investments so they do not constitute “investment securities” for purposes of federal securities law, and we monitor our investments as a whole to ensure that no more than 40% of our total assets may consist of investment securities.

Because we operated as a BDC or investment company from 2013 through December 27, 2019, the 2019 financial statements in this report reflect our operations as a BDC subject to the 1940 Act including our December 31, 2019 balance sheet. During that time, we were primarily focused on investing in or lending to privately held and small capitalization publicly traded U.S. companies, and making managerial assistance available to such companies. A majority of our investments by dollar amount were structured as purchases of preferred or common stock or loans evidenced by promissory notes that may have been convertible into stock by their terms or that may have been accompanied by the issuance to us of warrants or similar rights to purchase stock. Our investment objective is to generate income and capital appreciation that ultimately became realized gains.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates: The preparation of financial statements in conformity with GAAP requires management and our independent board members to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the financial statements, as well as the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. For more information, see the “Valuation of portfolio investments” caption below, and “Note 7 – Fair Value of Financial Instruments” below. The Company presents its financial statements as an investment company following accounting and reporting guidance in ASC 946.

Cash deposits: We maintain our cash balances in financial institutions and with regulated financial investment brokers. Cash on deposit in excess of FDIC and similar coverage is subject to the usual banking risk of funds in excess of those limits.

Valuation of portfolio investments: We carry our investments in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), issued by the Financial Accounting Standards Board (“FASB”), which defines fair value, establishes a framework for measuring fair value, and requires disclosures about fair value measurements. Fair value is generally based on quoted market prices provided by independent pricing services, broker or dealer quotations, or alternative price sources. In the absence of quoted market prices, broker or dealer quotations, or alternative price sources, investments are measured at fair value as determined by our Board of Directors or, during our time as BDC, by the Valuation Committee of our Board of Directors, based on, among other things, the input of our executive management, the Audit Committee of our Board of Directors, and any independent third-party valuation experts that may be engaged by management to assist in the valuation of our portfolio investments, but in all cases consistent with our written valuation policies and procedures.

Due to the inherent uncertainties of valuation, certain estimated fair values may differ significantly from the values that would have been realized had a ready market for these investments existed, and these differences could be material. In addition, such investments are generally less liquid than publicly traded securities. If we were required to liquidate a portfolio investment in a forced or liquidation sale, we could realize significantly less than the value at which we have recorded it.

Accounting guidance establishes a hierarchal disclosure framework that prioritizes and ranks the level of market price observability of inputs used in measuring investments at fair value. Observable inputs must be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability based on market data obtained from independent sources. Unobservable inputs are inputs that reflect our assumptions about the factors market participants would use in valuing the asset or liability based upon the best information available. Assets and liabilities measured at fair value are to be categorized into one of the three hierarchy levels based on the relative observability of inputs used in the valuation. The three levels are defined as follows:

10

•	Level 1: Observable inputs based on quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: Observable inputs based on quoted prices for similar assets and liabilities in active markets, or quoted prices for identical assets and liabilities in inactive markets.

•	Level 3: Unobservable inputs that reflect an entity’s own assumptions about what inputs a market participant would use in pricing the asset or liability based on the best information available in the circumstances.

Our valuation policy and procedures: Under our valuation policies and procedures, we evaluate the source of inputs, including any markets in which our investments are trading, and then apply the resulting information in determining fair value. For our Level 1 investment assets, our valuation policy generally requires us to use a market approach, considering the last quoted closing price of a security we own that is listed on a securities exchange, and in a case where a security we own is listed on an over-the-counter market, to average the last quoted bid and ask price on the most active market on which the security is quoted. In the case of traded debt securities the prices for which are not readily available, we may value those securities using a present value approach, at their weighted-average yield to maturity.

The estimated fair value of our Level 3 investment assets is determined on a quarterly basis by our Board of Directors, pursuant to our written Valuation Policy and Procedures. During our time as a BDC, this function was performed by a Valuation Committee of our Board of Directors. These policies and procedures generally require that we value our Level 3 equity investments at cost plus any accrued interest, unless circumstances warrant a different approach. Our Valuation Policy and Procedures provide examples of these circumstances, such as when a portfolio company has engaged in a subsequent financing of more than a de minimis size involving sophisticated investors (in which case we may use the price involved in that financing as a determinative input absent other known factors), or when a portfolio company is engaged in the process of a transaction that we determine is reasonably likely to occur (in which case we may use the price involved in the pending transaction as a determinative input absent other known factors). Other situations identified in our Valuation Policy and Procedures that may serve as input supporting a change in the valuation of our Level 3 equity investments include (i) a third-party valuation conducted by an independent and qualified professional, (ii) changes in the performance of long-term financial prospects of the portfolio company, (iii) a subsequent financing that changes the distribution rights associated with the equity security we hold, or (iv) sale transactions involving comparable companies, but only if further supported by a third-party valuation conducted by an independent and qualified professional.

When valuing preferred equity investments, we generally view intrinsic value as a key input. Intrinsic value means the value of any conversion feature (if the preferred investment is convertible) or the value of any liquidation or other preference. Discounts to intrinsic value may be applied in cases where the issuer’s financial condition is impaired or, in cases where intrinsic value relating to a conversion is determined to be a key input, to account for resale restrictions applicable to the securities issuable upon conversion.

When valuing warrants, our Valuation Policy and Procedures indicate that value will generally be the difference between closing price of the underlying equity security and the exercise price, after applying an appropriate discount for restriction, if applicable, in situations where the underlying security is marketable. If the underlying security is not marketable, then intrinsic value will be considered consistent with the principles described above. Generally, “out-of-the-money” warrants will be valued at cost or zero.

For non-traded (Level 3) debt securities with a residual maturity less than or equal to 60 days, the value will generally be based on a present value approach, considering the straight-line amortized face value of the debt unless justification for impairment exists.

On a quarterly basis, our management provides members of our Board of Directors (or Valuation Committee, prior to 2020) with (i) valuation reports for each portfolio investment (which reports include our cost,, the most recent prior valuation and any current proposed valuation, and an indication of the valuation methodology used, together with any other supporting materials); (ii) Mill City Ventures’ bank and other statements pertaining to our cash and cash equivalents; (iii) quarter- or period-end statements from our custodial firms holding any of our portfolio investments; and (iv) recommendations to change any existing valuations of our portfolio investments or hierarchy levels for purposes of determining the fair value of such investments based upon the foregoing. The board or committee then discusses these materials and, consistent with the policies and approaches outlined above, makes final determinations respecting the valuation and hierarchy levels of our portfolio investments.

11

We made no changes to our Valuation Policy and Procedures during the reporting period other than to have our entire Board of Directors involved in implementing and discharging those policies and procedures.

Income taxes:

Due to our change in business model, we now account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements.   Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement carrying amount and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, we consider all available evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. In the event we were to determine we would be able to realize our deferred income tax assets in the future in excess of their recorded amount, we would make an adjustment to the valuation allowance, which would reduce the provision for income taxes.

We file income tax returns in the U.S. federal jurisdiction and various state jurisdictions.  The Company does not believe there will be any material changes in its unrecognized tax positions over the next 12 months. Our evaluation was performed for the tax years ended December 31, 2017 through 2020, which are the tax years that remain subject to examination by major tax jurisdictions as of December 31, 2020.

Revenue recognition: Realized gains or losses on the sale of investments are calculated using the specific investment method.

Interest income, adjusted for amortization of premiums and accretion of discounts, is recorded on an accrual basis. Discounts from and premiums to par value on securities purchased are accreted or amortized, as applicable, into interest income over the life of the related security using the effective-yield method. The amortized cost of investments represents the original cost, adjusted for the accretion of discounts and amortization of premiums, if any. Loans are generally placed on non-accrual status when principal or interest payments are past due 30 days or more, or when there is reasonable doubt that principal or interest will be collected in full. Loan origination fees are recognized when loans are issued. Accrued and unpaid interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment regarding collectability. Non-accrual loans are restored to accrual status when past-due principal and interest is paid and, in management’s judgment, are likely to remain current. We may make exceptions to the policy described above if a loan has sufficient collateral value and is in the process of collection.

Dividend income on preferred equity securities is recorded as dividend income on an accrual basis to the extent that such amounts are payable by the portfolio company and are expected to be collected. Dividend income on common equity securities is recorded on the record date for private portfolio companies or on the ex-dividend date for publicly traded portfolio companies.

Certain investments may have contractual payment-in-kind (“PIK”) interest or dividends. PIK represents accrued interest or accumulated dividends that are added to the loan principal or stated value of the investment on the respective interest- or dividend-payment dates rather than being paid in cash, and generally becomes due at maturity or upon being repurchased by the issuer. PIK interest or dividends is recorded as interest or dividend income, as applicable. If at any point we believe that PIK interest or dividends is not expected be realized, the PIK-generating investment will be placed on non-accrual status. Accrued PIK interest or dividends are generally reversed through interest or dividend income, respectively, when an investment in placed on non-accrual status.

Allocation of net gains and losses: All income, gains, losses, deductions and credits for any investment are allocated in a manner proportionate to the shares owned.

12

Management and service fees: We do not incur expenses related to management and service fees. Our executive management team manages our investments as part of their employment responsibilities.

Recently Adopted Accounting Pronouncements:

In August 2018, the FASB issued ASU No. 2018-13, Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. This ASU removes, modifies and adds certain disclosure requirements for fair value measurements. Among other changes, entities will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, the policy for timing of transfers between levels and the valuation processes for Level 3 fair value measurements, but will be required to disclose the range and weighted average of significant observable inputs used to develop Level 3 fair value measurements held at the end of the reporting period. The amendments in this ASU are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted upon issuance of the ASU. The adoption of the ASU effective January 1, 2020 did not have a material impact on our financial statements.

New Accounting Standards Not Yet Adopted:

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes. ASU 2019-12 is intended to simplify accounting for income taxes. It removes certain exceptions to the general principles in Topic 740 and amends existing guidance to improve consistent application. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years, which is fiscal 2021 for us, with early adoption permitted. We do not expect adoption of the new guidance to have a significant impact on our financial statements.

NOTE 3 — NET GAIN PER COMMON SHARE

Basic net gain (loss) per common share is computed by dividing net increase (decrease) in net assets resulting from operations by the weighted-average number of vested common shares outstanding during the period. A reconciliation of the numerator and denominator used in the calculation of basic and diluted net gain per common share follows:

	For the Year Ended December 31,
	2020	2019
Numerator: Net increase (decrease) in net assets resulting from operations	$2,213,570	$(656,986)
Denominator: Weighted-average number of common shares outstanding	10,869,054	11,067,402
Basic and diluted net gain (loss) per common share	$0.20	$(0.06)

At December 31, 2020 and 2019, the Company did not have any options or warrants outstanding or any other dilutive common equivalent shares.

NOTE 4—LEASES

We are subject to two non-cancelable operating leases for office space expiring March 31, 2022. These leases do not have significant lease escalations, holidays, concessions, leasehold improvements, or other build-out clauses. Further, the leases do not contain contingent rent provisions. The leases do not include options to renew.

Because our lease does not provide an implicit rate, we use our incremental borrowing rate in determining the present value of the lease payments. The incremental borrowing rate represents an estimate of the interest rate we would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease. The weighted average discount rate as of December 31, 2020 was 4.5% and the weighted average remaining lease term is one year.

Under ASC 840, rent expense for office facilities for the year ended December 31, 2020 and December 31, 2019 was $66,307 and $73,685, respectively.

13

The components of our operating leases were as follows for the twelve months ended December 31, 2020 and 2019:

	Year Ended
	December 31, 2020	December 31, 2019
Operating lease costs	$19,116	$19,008
Variable lease cost	17,461	16,654
Short-term lease cost	29,730	29,660
Total	$66,307	$65,322

Supplemental balance sheet information consisted of the following at December 31, 2020:

Operating Lease
Right-of-use assets	$23,345

Operating Lease Liability	$26,061
Less: short term portion	(20,406)
Long term portion	$5,655

Maturity analysis under lease agreements consisted of the following as of December 31, 2020:

Operating Leases
2021	$21,162
2022	5,396
Total minimum lease payments	26,558
Less: present value discount	(497)
Present value of net minimum lease payments	$26,061

NOTE 5—SHAREHOLDERS’ EQUITY

At December 31, 2020 a total of 10,785,913 shares of common stock were issued and outstanding. At December 31, 2019 a total of 11,067,402 shares of common stock were issued and outstanding.

During 2020, there were 381,489 shares repurchased and 100,000 shares issued by the Company.

On October 26, 2020, the Board of Directors approved a stock repurchase program of up to $400,000 of the Company’s outstanding shares of common stock. Repurchases may be completed in public or private transactions. The repurchase program does not require the Company to acquire any specific number of shares, and may be suspended from time to time in accordance with the Company's insider trading policy and existing best practices, or it may be discontinued. Repurchases completed under the program are expected to be funded from available working capital.

14

NOTE 6—INVESTMENTS

The following table shows the composition of our investment portfolio by major class, at amortized cost and fair value, as of December 31, 2020 (together with the corresponding percentage of total portfolio investments):

	As of December 31, 2020
	Investments at Amortized Cost	Percentage of Amortized Cost	Investments at Fair Value	Percentage of Fair Value
Short-term Non-banking Loans	$2,789,000	56.2%	$2,789,000	41.8%
Preferred Stock	150,000	3.0	300,000	4.5
Common Stock	1,750,000	35.2	3,300,000	49.5
Warrants	679	—	—	—
Other Equity	278,897	5.6	278,897	4.2
Total	$4,968,576	100.0%	$6,667,897	100.0%

The following table shows the composition of our investment portfolio by major class, at amortized cost and fair value, as of December 31, 2019 (together with the corresponding percentage of total portfolio investments):

	As of December 31, 2019
	Investments at Amortized Cost	Percentage of Amortized Cost	Investments at Fair Value	Percentage of Fair Value
Preferred Stock	$150,000	7.6%	$300,000	17.2%
Common Stock	805,472	40.8	906,697	52.1
Warrants	679	—	—	—
Other Equity	1,020,219	51.6	534,200	30.7
Total	$1,976,370	100.0%	$1,740,897	100.0%

The following table shows the composition of our investment portfolio by industry grouping, based on fair value as of December 31, 2020:

	As of December 31, 2020
	Investments at Fair Value	Percentage of Fair Value
Consumer	$3,700,000	55.5%
Financial	900,000	13.5
Information Technology	300,000	4.5
Leisure & Hospitality	278,897	4.2
Real Estate	1,489,000	22.3
Total	$6,667,897	100.0%

The following table shows the composition of our investment portfolio by industry grouping, based on fair value as of December 31, 2019:

	As of December 31, 2019
	Investments at Fair Value	Percentage of Fair Value
Consumer	$15,000	0.9%
Financial	150,858	8.7
Information Technology	300,000	17.2
Leisure & Hospitality	369,200	21.2
Oil & Gas	150,000	8.6
Publishing	755,839	43.4
Total	$1,740,897	100.0%

15

We did not and do not, “control,” and we were not and are not, an “affiliate” (as each of those terms is defined in the 1940 Act), of any of our portfolio companies as of December 31, 2020 or 2019. Under the 1940 Act, we would generally be presumed to have had “control” over a portfolio company if we owned more than 25% of its voting securities, and to have been an “affiliate” of a portfolio company in which we owned at least 5% and up to 25% of its voting securities.

NOTE 7 — FAIR VALUE OF FINANCIAL INSTRUMENTS

Level 3 valuation information: Due to the inherent uncertainty in the valuation process, the estimate of the fair value of our investment portfolio as of December 31, 2020 and 2019 may differ materially from values that would have been used had a readily available market for the securities existed.

The following table presents the fair value measurements of our portfolio investments by major class, as of December 31, 2020, according to the fair value hierarchy:

	As of December 31, 2020
	Level 1	Level 2	Level 3	Total
Short-term Non-banking Loans	$—	$—	$2,789,000	$2,789,000
Preferred Stock	—	—	300,000	300,000
Common Stock	3,300,000	—	—	3,300,000
Warrants	—	—	—	—
Other Equity	—	—	278,897	278,897
Total	$3,300,000	$—	$3,367,897	$6,667,897

The following table presents the fair value measurements of our portfolio investments by major class, as of December 31, 2019, according to the fair value hierarchy:

	As of December 31, 2019
	Level 1	Level 2	Level 3	Total
Preferred Stock	$—	$—	$300,000	$300,000
Common Stock	906,697	—	—	906,697
Warrants	—	—	—	—
Other Equity	—	—	534,200	534,200
Total	$906,697	$—	$834,200	$1,740,897

The following table presents a reconciliation of the beginning and ending fair value balances for our Level 3 portfolio investment assets for the year ended December 31, 2020:

	For the year ended December 31, 2020
	ST Non-banking Loans	Preferred Stock	Common Stock	Warrants	Other Equity
Balance as of January 1, 2020	$—	$300,000	$—	$—	$534,200
Net change in unrealized appreciation	—	—	—	—	486,018
Purchases and other adjustments to cost	7,543,000	—	—	—	—
Sales and redemptions	(4,754,000)	—	—	—	(91,313)
Net realized loss	—	—	—	—	(650,008)
Balance as of December 31, 2020	$2,789,000	$300,000	$—	$—	$278,897

16

The net change in unrealized appreciation for the year ended December 31, 2020 attributable to Level 3 portfolio investments still held as of December 31, 2020 is $0, and is included in net change in unrealized appreciation (depreciation) on investments on the statement of operations.

The following table presents a reconciliation of the beginning and ending fair value balances for our Level 3 portfolio investment assets for the year ended December 31, 2019:

	For the year ended December 31, 2019
	Preferred Stock	Common Stock	Warrants	Other Equity
Balance as of January 1, 2019	$1,014,258	$3,136,432	$—	$1,013,629
Net change in unrealized appreciation (depreciation)	12,478	(2,848,275)	—	(348,629)
Purchases and other adjustments to cost	—	—	—	—
Sales and redemptions	(726,691)	(3,341,639)	(128,775)	(130,800)
Net realized gain (loss)	(45)	3,053,482	128,775	—
Balance as of December 31, 2019	$300,000	$—	$—	$534,200

The net change in unrealized appreciation for the year ended December 31, 2019 attributable to Level 3 portfolio investments still held as of December 31, 2019 is $348,629, and is included in net change in unrealized appreciation (depreciation) on investments on the statement of operations.

The following table lists our Level 3 investments held as of December 31, 2020 and the unobservable inputs used to determine their valuation:

Security Type	12/31/20 FMV	Valuation Technique	Unobservable Inputs	Range
ST Non-banking Loans	$2,789,000	discounted cash flow	determining private company credit rating	14-44%
Other Equity	278,897	last secured funding known by company	economic changes since purchase
Preferred Stock	300,000	last funding secured by company	economic changes since last funding
	$3,367,897

The following table presents a reconciliation of the beginning and ending fair value balances for our Level 3 portfolio investment assets for the year ended December 31, 2019:

Security Type	12/31/19 FMV	Valuation Technique	Unobservable Inputs	Range
Other Equity	$384,200	last secured funding known by company	economic changes since last funding
	150,000	discounted cash flow	cash flow based on oil market price per barrel	$35 - $45 per barrel
Preferred Stock	300,000	last funding secured by company	economic changes since last funding
	$834,200

There were no transfers between levels during the years ended December 31, 2020 and 2019.

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NOTE 8 – RELATED-PARTY TRANSACTIONS

We maintain a Code of Ethics and certain other policies relating to conflicts of interest and related-party transactions, as well as policies and procedures relating to what regulations applicable. Nevertheless, from time to time we may hold investments in portfolio companies in which certain members of our manageme, our Board of Directors, or significant shareholders of ours, are also directly or indirectly invested. Our Board of Directors has adopted a policy to require our disclosure of these instances in our periodic filings with the SEC. Our only related-party transaction requiring disclosure under this policy relates to an August 10, 2018 loan transaction we entered into with Elizabeth Zbikowski. Ms. Zbikowski, along with her husband Scott Zbikowski, owns approximately 1,765,000 shares of our common stock. In the transaction, we obtained a two-year promissory note in the principal amount of $250,000. The promissory note was subsequently amended such that it matures in August 2021. The note bears interest payable monthly at the rate of 10% per annum and is secured by the debtors’ pledge to us of 625,000 shares of our common stock. The pledged shares are held in physical custody for us by our custodial agent Millennium Trust Company.

NOTE 9 — RETIREMENT SAVINGS PLANS

Our two employees, Messrs. Geraci and Polinsky, are eligible to participate in a qualified defined contribution 401(k) plan whereby they may elect to have a specified portion of their salary contributed to the plan. We will make a safe harbor match equal to 100% of their elective deferrals up to 5% of eligible earnings in addition to our option to make discretionary contributions to the plan. We made contributions totaling $10,550 and $10,000 to the plans for the years ended 2020 and 2019, respectively.

NOTE 10 — INCOME TAXES

Prior to December 27, 2019, before we withdrew our election to be treated as a BDC, we planned to be taxed as a regulated investment company (RIC). Compliance with the requirements of the Internal Revenue Code applicable to RICs required us to distribute at least 90% of our investment company taxable income to shareholders. Our intention was to distribute (or retain through a deemed distribution) all of our investment company taxable income and net capital gain, therefore we made no provision for income taxes prior to December 27, 2019. We never made an election to be a RIC, and our ability to do so expired with the withdrawal of our BDC election on December 27, 2019. Presently, we are a C-corporation for tax purposes and have booked an income tax provision for the year ended December 31, 2020. Income taxes as of December 31, 2020 and 2019 are described below.

	December 31,
	2020	2019
Current taxes
Federal	$—	$—
State	16,679	—
Deferred taxes
Federal	258,000	(446,000)
State	13,722	—
Valuation allowance	—	446,000
Provision for (benefit from) income taxes	$288,401	$—

A reconciliation of income tax provisions at the U.S. statutory rate for fiscal 2020 and 2019 is as follows:

	December 31,
	2020	2019
Rate Reconciliation:
Tax expense at U.S. statutory rate	$716,966	$(154,099)
Change in valuation allowance	(446,000)	157,000
Provision-to-return reconciliation	21,657	—
Other	(4,222)	(2,901)
Income tax provision	$288,401	$—

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The Company had Federal net operating loss carryforwards of approximately $371,000 at December 31, 2020 that do not expire. The Company had Minnesota net operating loss carryforwards of approximately $1,325,000 at December 31, 2020 expiring from 2021 through 2023.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities as of December 31, 2020 and 2019 were as follows:

	December 31,
	2020	2019
Deferred tax components:
Unrealized (gain) loss on marketable securities	$(488,419)	$56,000
Depreciation	3,002	—
Net operating loss carryforwards	180,460	356,000
R&D and foreign tax credits	46,957	34,000
	$(258,000)	$446,000

Valuation Allowance	—	(446,000)

Net deferred tax asset (liability)	$(258,000)	$—

NOTE 11 — FINANCIAL HIGHLIGHTS

The following is a schedule of financial highlights for the years ended December 31, 2020 through 2016:

	Year Ended December 31,
	2020	2019	2018	2017	2016
Per Share Data (1)
Net asset value at beginning of period	$0.91	1.02	0.87	0.77	0.72
Net investment income (loss)	0.05	(0.06)	(0.05)	(0.05)	(0.02)
Net realized and unrealized gains (losses)	0.18	0.00	0.20	0.11	0.07
Provision for income taxes	(0.02)	0.00	0.00	0.00	0.00
Stock based compensation	(0.01)	0.00	0.00	0.00	0.00
Repurchase of common stock	0.02	0.00	0.00	0.04	0.00
Payment of common stock dividend	(0.05)	(0.05)	0.00	0.00	0.00
Net asset value at end of period	$1.08	0.91	1.02	0.87	0.77

Ratio / Supplemental Data
Per share market value of investments at end of period	$0.62	0.16	0.90	0.65	0.57
Shares outstanding at end of period	10,785,913	11,067,402	11,067,402	11,067,402	12,151,493
Average weighted shares outstanding for the period	10,869,054	11,067,402	11,067,402	11,863,392	12,151,493
Net assets at end of period	$11,640,887	10,068,533	11,278,889	9,629,215	9,387,408
Average net assets (2)	$10,504,563	11,473,535	10,341,702	9,444,440	8,651,742
Total investment return	23.08%	(5.88)%	17.24%	7.79%	6.94%
Portfolio turnover rate (3)	61.11%	7.63%	26.93%	35.03%	24.94%
Ratio of operating expenses to average net assets (3)	(7.16)%	(7.27)%	(6.59)%	(7.30)%	(7.15)%
Ratio of net investment income (loss) to average net assets (3)	5.35%	(5.86)%	(5.13)%	(5.45)%	(2.66)%
Ratio of realized gains (losses) to average net assets (3)	0.05%	28.35%	(5.62)%	5.71%	(2.12)%

(1)            Per-share data was derived using the weighted-average number of shares outstanding for the period.

(2)            Based on the monthly average of net assets as of the beginning and end of each period presented.

(3)            Ratios are annualized.

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NOTE 12 — SUBSEQUENT EVENTS

On January 12, 2021, we invested $600,000 in a special purpose acquisition company sponsor by purchasing 150,000 common membership units.

On January 13, 2021, we made a short-term loan evidenced by a $1.05 million in principal amount promissory note. The note accrues interest at the per annum rate of 44.44%, and matures on April 13, 2021.

On January 18, 2021, we made a short-term loan evidenced by a $720,000 in principal amount promissory note. The note accrues interest at the per annum rate of 44.44%, and matures on April 18, 2021.

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Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution

The following table sets forth an itemized statement of the amounts of all expenses payable by us in connection with the registration of the common stock warrants and underlying common stock shares offered hereby. With the exception of the SEC registration fee, the amounts set forth below are estimates.

SEC registration fee	$1,000
Accounting fees and expenses	$20,000
Legal fees and expenses	$40,000
Printing expenses	$20,000
Transfer agent and registrar fees and expenses	$30,000
Blue sky fees and expenses	$50,000
Miscellaneous	$10,000
Total	$181,000

ITEM 14.	Indemnification of Directors and Officers

Minnesota law permits a corporation to indemnify its directors and officers, except for any act of dishonesty. The company has provided in its bylaws for the indemnification of officers and directors to the fullest extent possible under Minnesota law against expenses (including attorney’s fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the company. In addition, the company has the power, to the maximum extent and in the manner permitted by Minnesota Business Corporation Act, to indemnify each of our employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the company.

The company’s articles of incorporation limit or eliminate the personal liability of its officers and directors for damages resulting from breaches of their fiduciary duty for acts or omissions except for damages resulting from acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the inappropriate payment of dividends in violation of the Minnesota Business Corporation Act.

Insofar as indemnification for liabilities arising under the Securities Act pursuant to the foregoing provisions, or otherwise, the company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

ITEM 15.	Recent Sales of Unregistered Securities

In August 2020, the company issued 50,000 shares of restricted stock to each of Messrs. Douglas M. Polinsky and Joseph A. Geraci, II. Under their terms, the shares vested on the one-year anniversary of their issuance and, until such time, were subject to forfeiture. These restricted shares were issued in a private offering exempt from registration under Section 4(a)(2) the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder. No proceeds were received in connection with the issuance of these restricted shares, as they were issued for compensatory purposes upon the approval of the Compensation Committee of the board of directors.

ITEM 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits.

See the below Exhibit Index, incorporated herein by reference.

		Incorporated by Reference				Filed or
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Furnished Herewith (or Notes)
3.1	Amended and Restated Articles of Incorporation	8-K	000-53045	3.1	1/23/2013
3.2	Amended and Restated Bylaws	10-SB	000-53045	3.2	1/29/2008
4.1	Form of Common Stock Certificate	10-SB	000-53045	4.1	1/29/2008
4.2	Form of Warrant Agreement with Pacific Stock Transfer Inc.					(1)
5.1	Legal Opinion of Paul D. Chestovich, Esq.					(1)
10.1	Loan and Security Agreement with Eastman Investment, Inc. and Lyle A. Berman as trustee of the Lyle A. Berman Revocable Trust, dated January 3, 2022	8-K	811-22778	10.1	1/10/2022
10.2	Employment Agreement with Douglas M. Polinsky	8-K	814-00991	10.1	2/1/2019
10.3	Employment Agreement with Joseph A. Geraci, II	8-K	814-00991	10.2	2/1/2019
23.1	Consent of Boulay PLLP					X
107	Calculation of Registration Fee					X

(1) to be filed by amendment.

ITEM 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)     to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)     That, for the purpose of determining liability under the Securities Act to any purchaser, if such registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)     That, for the purpose of determining liability of such registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of such registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)     any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(b)     any free writing prospectus relating to the offering prepared by or on behalf of such registrant or used or referred to by the undersigned registrants;

(c)     the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of such registrant; and

(d)     any other communication that is an offer in the offering made by such registrant to the purchaser.

(7)     To supplement the prospectus, after the redemption of any unexercised warrants, to set forth the results of exercises of warrants, the amount of securities not purchased pursuant to the exercise of warrants, and the terms of any subsequent reoffering thereof. If any public offering is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, Minnesota, on February 11, 2022.

MILL CITY VENTURES III, LTD.

By:	/s/ Douglas M. Polinsky
Douglas M. Polinsky
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Douglas M. Polinsky
Douglas M. Polinsky	Chairman and Chief Executive Officer	February 11, 2022

/s/ Joseph A. Geraci, II
Joseph A. Geraci, II	Director and Chief Financial Officer	February 11, 2022

/s/ Lyle A. Berman
Lyle A. Berman	Director	February 11, 2022

/s/ Howard P. Liszt
Howard P. Liszt	Director	February 11, 2022

/s/ Laurence S. Zipkin
Laurence S. Zipkin	Director	February 11, 2022